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As filed with the Securities and Exchange Commission on May 10, 2004

Registration No. 333-112948

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
Amendment No. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MILLICOM INTERNATIONAL CELLULAR S.A.
(Exact name of Registrant as specified in its charter)

Grand Duchy of Luxembourg (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification No.)
75 route de Longwy L-8080 Bertrange Grand Duchy of Luxembourg (352) 27 759 101 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 894 8940 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David M. Wells Davis Polk & Wardwell 99 Gresham Street London EC2V 7NG England (44) 207 418 1300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Senior Notes due December 1, 2013	$550,000,000	100%	$550,000,000	$69,685.00(3)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee.

(2)
Calculated pursuant to Rule 457(f).

(3)
Previously paid.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (SUBJECT TO COMPLETION)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

MILLICOM INTERNATIONAL
CELLULAR S.A.

Offer to Exchange
10% Senior Notes Due 2013
for
10% Senior Notes Due 2013
which have been registered under the
Securities Act of 1933

        We are offering to exchange up to $550,000,000 of our existing 10% Senior Notes due 2013 for up to $550,000,000 of our new 10% Senior Notes due 2013. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

        To exchange your old notes for new notes:

  •
  you are required to make the representations described on page [    •    ] to us

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  you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, The Bank of New York, by 5:00 p.m., New York time, on             , 2004

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  you should read the section called "The Exchange Offer" for further information on how to exchange your old notes for new notes

        Application will be made to list the new notes on the Luxembourg Stock Exchange.

        See "Risk Factors" beginning on page [17] for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                        , 2004

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for up to 180 days following the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

        THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THE DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO US AT MILLICOM INTERNATIONAL CELLULAR S.A., 75 ROUTE DE LONGWY, L-8080 BERTRANGE, GRAND DUCHY OF LUXEMBOURG, ATTN: CHIEF FINANCIAL CONTROLLER, (352) 27 759 101. IN ORDER TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION YOU MUST REQUEST IT NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

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ABOUT THIS PROSPECTUS

        The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of outstanding old notes in any jurisdiction in which the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

        You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we disclose important information to you by referring you to another document filed separately with the SEC. See "Where You Can Find More Information—Incorporation by Reference" below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in any documents incorporated by reference in this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date. You should read all information supplementing this prospectus. In particular, when we refer to information included in "our Form 20-F for 2003", you should understand that such information may have been superseded or modified to the extent that any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such information. See "Where You Can Find More Information—Incorporation by Reference" below.

        Application will be made to list the new notes on the Luxembourg Stock Exchange. No action has been taken in any jurisdiction other than the United States by us that would permit a public offering of the new notes in any jurisdiction where action for that purpose is required. The new notes may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of the new notes be distributed or published in any jurisdiction except under circumstances that will result in compliance with all applicable laws and regulations of such jurisdictions.

        This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference in this prospectus is correct as of any time subsequent to its date.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit to the registration statement, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

        In addition, we are subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, we file reports and other information with the SEC. You may read and copy any of this information in the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers like us that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by us under the Exchange Act is 000-22828. Some but not all of our registration statements and reports are available at the SEC's website.

        For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, we will also provide a copy of all of the foregoing information and reports to the Luxembourg Stock Exchange and make this information available in Luxembourg at the office of the Luxembourg paying agent.

        We are required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding and during any period during which we are not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), we will furnish to holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        You can obtain, free of charge, copies of this prospectus (and copies of the documents referred to in this prospectus) from us, and, as long as the notes are listed on the Luxembourg Stock Exchange, from the office of the paying agent in Luxembourg.

Incorporation by Reference

        The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

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  Annual Report on Form 20-F of Millicom International Cellular S.A. for the year ended December 31, 2003, filed with the SEC on April 30, 2004; and

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  Reports on Form 6-K of Millicom International Cellular S.A. furnished to the SEC on December 17, 2003, December 22, 2003, January 12, 2004 January 23, 2004, January 26, 2004, January 30, 2004, February 6, 2004, February 18, 2004, March 9, 2004, March 23, 2004, March 25, 2004, March 26, 2004, March 31, 2004, April 7, 2004, April 28, 2004, April 29, 2004 and May 7, 2004.

        All documents filed by us pursuant to Section 12, 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and any Form 6-K subsequently furnished to the SEC specifying that it is being incorporated by reference in this prospectus, shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing or furnishing of those documents and prior to the termination of the exchange offer.

        Any statement contained in this prospectus, or in a document, all or any portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement that is so modified or superseded in this way shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

        Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any of these filings other than exhibits not specifically incorporated by reference. You may request a copy of these documents by writing us at 75 route de Longwy, L-8080 Bertrange, Grand Duchy of Luxembourg or by telephoning us at (352) 27 759 101.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        We report under International Financial Reporting Standards and unless otherwise indicated all financial data and discussions relating thereto in this prospectus are based upon financial statements prepared in accordance with International Financial Reporting Standards. The principal differences between the accounting policies applied by us under International Financial Reporting Standards and U.S. generally accepted accounting principles are discussed in Note 31 of the "Notes to the Consolidated Financial Statements" as of and for the year ended December 31, 2003, which is incorporated by reference in this prospectus. In this prospectus, we refer to International Financial Reporting Standards as IFRS and U.S. generally accepted accounting principles as U.S. GAAP.

        In this prospectus, references to "dollars" or "$" are to U.S. dollars, references to "SEK" are to Swedish kroner and references to "€" are to Euro.

        Unless the context otherwise requires, the term "MIC" refers only to Millicom International Cellular S.A., a stock corporation organized under the laws of The Grand Duchy of Luxembourg, and the terms "Millicom", the "Company", "we", "us" and "our" refer to MIC and its subsidiaries, joint ventures and affiliates.

        Unless the context otherwise requires, when used in this prospectus with respect to a licensed area, "people", "persons", "population" and "pops" are interchangeable and refer to the aggregate number of persons located in such licensed area and "equity pops" refers to the number of such persons in a licensed area multiplied by our ownership interest in the licenses for such licensed area. The term "Proportional Subscribers" refers to our share of the total subscribers in an operation. Persons, population and pops data for 2003 and 2002 have been extracted from the U.S. Central Intelligence Agency's "The World Factbook" for 2003. Market share data and penetration rates have been obtained from EMC, a cellular market research firm. EMC is aware of, and has consented to being named in this prospectus. Unless otherwise indicated, subscriber figures represent the total number of cellular subscribers of operations in which we have an ownership interest.

        The new notes and the old notes are part of a single class under the indenture, and when referring to "the notes", without the adjective "old" or "new", we refer to both the old and the new notes.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

        MIC is incorporated in Luxembourg, and most of its assets are located outside the United States. Substantially all of its directors and officers are not residents of the United States and all or a substantial portion of their assets are located outside the United States. Consequently, you may not be able to effect service of process within the United States upon MIC or these persons. In addition, you may also not be able to enforce against them any judgments obtained in U.S. courts including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state or territory within the United States. Luxembourg and the United States do not have a bilateral procedural treaty. Because a judgment of a U.S. court will be enforced in Luxembourg only after an exequatur proceeding, you may have difficulty enforcing in Luxembourg any judgments obtained in U.S. courts.

FORWARD-LOOKING STATEMENTS

        Certain of the statements made in this prospectus and documents incorporated by reference in this prospectus may be considered to be "forward-looking statements" as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, such as statements that include the words "expect", "estimate", "believe", "project", "anticipate", "should", "intend", "probability", "risk", "may", "target", "goal", "objective" and similar expressions or variations on such expressions. These statements appear in a number of places throughout this prospectus and the documents incorporated by reference in this prospectus. These statements concern, among other things:

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  strategies, outlooks and growth prospects;

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  future plans and potential for future growth;

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  trends affecting our financial condition or results of operations;

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  liquidity, capital resources and capital expenditure;

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  the use of proceeds from MIC's recent offering of senior notes;

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  growth in demand for our services;

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  economic outlook and industry trends;

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  development of our markets;

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  the impact of regulatory initiatives and the supervision and regulation of the telecommunications markets in general;

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  possible renewal of licenses;

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  competition in areas of our business; and

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  plans to launch new products and services.

        Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties; actual results may differ materially as a result of various factors.

        These factors include, but are not limited to:

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  general economic conditions, government and regulatory policies and business conditions in the markets served by us and our affiliates;

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  telecommunications usage levels, including traffic and customer growth;

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  competitive forces, including price pressures, technological developments and our ability to retain market share in the face of competition from existing and new market entrants;

v

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  regulatory developments and changes, including with respect to the level of tariffs, the terms of interconnection, customer access and international settlement arrangements, and the outcome of litigation related to regulation;

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  the success of business, operating and financial initiatives, the level and timing of the growth and profitability of new initiatives, start-up costs associated with entering new markets, costs of handsets and other equipment, the successful deployment of new systems and applications to support new initiatives, and local conditions; and

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  the availability, terms and use of capital, the impact of regulatory and competitive developments on capital outlays, the ability to achieve cost savings and realize productivity improvements, and the success of our investments, ventures and alliances.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date of this prospectus, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

        You should consult any additional disclosures we make in our annual reports on Form 20-F and reports on Form 6-K to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under the caption "Risk Factors" in this prospectus. These and other risk factors incorporated by reference in this prospectus are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed could also adversely affect us.

SUMMARY

        This summary highlights the more detailed information in this prospectus, and you should read the entire prospectus carefully.

THE EXCHANGE OFFER

Securities Offered	We are offering up to $550,000,000 aggregate principal amount of 10% Senior Notes due 2013, which have been registered under the Securities Act.
The Exchange Offer
We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A under, or Regulation S of, the Securities Act and therefore not registered with the SEC. For procedures for tendering, see "The Exchange Offer".
Tenders, Expiration Date, Withdrawal

The exchange offer will expire at 5:00 p.m. New York City time on , 2004, unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2004. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.
Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for U.S. Federal income tax purposes. See "Certain Tax Considerations—United States Federal Income Tax Considerations". For a description of material Luxembourg tax consequences of the exchange offer, see "Certain Tax Considerations—Luxembourg Tax Considerations".
Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent
The Bank of New York is the exchange agent for the exchange offer. In the United States, the exchange agent is located at 101 Barclay Street—7 East, New York, NY 10286, U.S.A. In Luxembourg, the Exchange agent is located at Aerogolf Centre, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg. For more information with respect to the exchange of your old notes, you may contact the exchange agent in the United States by telephone at (212) 815-5920, or by facsimile at (212) 298-1915, to the attention of Carolle Montreuil, Corporate Trust Operations—Reorganization Unit or in Luxembourg by telephone at (352) 2634-77-5301 or by facsimile at (352) 2634-05-71.

Failure to Tender Your Old Notes
If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you special interest.

        You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

        Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

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  you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act;

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  you acquire the new notes in the ordinary course of your business;

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  you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

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  you are not engaged in, and do not intend to engage in, a distribution of the new notes.

        If you are an affiliate of MIC, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If you are a broker-dealer and receive new notes for your own account in the exchange offer:

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  you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

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  you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

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  you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

        For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NOTES

        The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the new notes. The new notes and the old notes are treated as one class under the indenture and are collectively referred to below as the "notes". The following is a summary of material terms of the notes. This overview does not purport to be complete and is taken from, and is qualified by, the remainder of this prospectus and the indenture relating to the notes. For a more complete description of the notes, see "Description of the Notes" and the documents described therein.

Maturity Date	December 1, 2013.
Interest Payment Dates	Interest payments on the notes will be payable semiannually in arrears on each June 1 and December 1, beginning on June 1, 2004.
Optional Redemption
Other than out of the proceeds of certain equity offerings prior to December 1, 2006, or for certain tax reasons discussed below, MIC may not redeem the notes prior to December 1, 2008. On or after December 1, 2008, MIC may redeem all or a portion of the notes at the prices set forth under "Description of the Notes—Optional Redemption".
Redemption for Certain Changes in Tax Laws

The notes may be redeemed at the option of MIC in whole, but not in part, at any time at a price equal to the principal amount thereof, together with accrued and unpaid interest, if any, and other amounts due to the date of redemption, if MIC (or its successor) becomes obligated to pay certain additional amounts as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Luxembourg (or such successor's jurisdiction) or their respective political subdivisions or taxing authorities, or any change in the application or official interpretation of such laws, regulations or rulings, which change or amendment becomes effective after the issue date of the old notes (or the date such successor assumes MIC's obligations under the notes). See "Description of the Notes—Additional Amounts; Tax Redemption".
Change of Control
If we experience a Change of Control (as defined in "Description of the Notes—Change of Control"), each holder will have the right to require MIC to repurchase its notes at 101% of their principal amount plus accrued and unpaid interest, if any, and any other amounts due.
Ranking
The notes are general unsecured unsubordinated obligations of MIC and rank equal in right of payment with all future unsecured unsubordinated obligations of MIC. The notes are not guaranteed by any of MIC's subsidiaries or affiliates, and as a result the notes are structurally subordinated in right of payment to all indebtedness of such subsidiaries and affiliates.
Certain Covenants	The indenture contains certain covenants that, among other things, limit our ability to:
• incur additional debt;

	•	make certain payments, including dividends or other distributions, with respect to our capital stock, or prepayments of subordinated debt;
	•	make certain investments or sell assets;
	•	create certain liens or engage in sale and leaseback transactions;
	•	provide guarantees for certain debt;
	•	enter into restrictions on the payment of dividends and other amounts;
	•	engage in certain transactions with affiliates;
	•	incur indebtedness other than at the MIC or operating subsidiary levels;
	•	consolidate, merge or transfer all or substantially all our assets; and
	•	enter into other lines of business.
These covenants are subject to a number of important limitations and exceptions. See "Description of the Notes—Certain Covenants".

Certain of these covenants will no longer apply if the notes are rated "BBB-" or above by Standard & Poor's and "Baa3" or above by Moody's, or if, we meet certain financial tests, on or after December 1, 2006, even if the notes are subsequently downgraded or we fail subsequently to meet such tests.
Use of Proceeds	We will not receive any proceeds from the exchange of new notes for old notes.
Listing	The old notes have been accepted for listing on the Luxembourg Stock Exchange, and application will be made to list the new notes on the Luxembourg Stock Exchange.

OUR COMPANY

Our Business

        We are a global telecommunications operator with a portfolio of investments in the world's emerging markets over which we typically exercise management and voting control. Our strategy of being a low cost provider, focused on prepaid services using mass market distribution methods, has enabled us to continue to pursue high growth while delivering operating profitability.

        We currently have interests in 16 cellular systems in 15 countries, focusing on emerging markets in Asia, Latin America and Africa. As of December 31, 2003, our cellular operations had a combined population under license of approximately 387 million people.

        As we have established an early presence in most of the markets in which we operate, we have been able to secure our licenses at low cost. Historically, we have been successful in renewing all of our maturing licenses, generally on terms similar to the original licenses. We operate primarily with prominent local business partners through joint ventures, over which we typically exercise management control.

        Our markets are very attractive for cellular services due to the low wireline and cellular penetration in economies with potential for high growth and rising disposable personal income levels. We believe there is a significant opportunity for further growth of cellular services in all of our markets. For example, Vietnam and Pakistan, our two largest markets, had cellular penetration rates of only approximately 3% and 2%, respectively, as of December 31, 2003.

        We have achieved strong growth and operating profitability. Our total subscribers reached 5.7 million (4.0 million on a proportional basis) as of December 31, 2003. We generated revenues of $647.1 million in the year ended December 31, 2003.

        The continued improvement in the operating and financial performance of our ventures has allowed us to continue to upstream excess cash to MIC. During the years ended December 31, 2001 and 2002, we upstreamed $55.1 million and $96.7 million, respectively, of which $3.4 million and $8.8 million, respectively, was from divested operations. For the year ended December 31, 2003, we upstreamed $129.3 million from 14 of the 15 countries in which we operate.

Competitive Strengths

        We believe that our competitive strengths will enable us to benefit from the increasing demand for the services provided by cellular operators in emerging markets. Our competitive strengths include:

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  Established prepaid operator. Our focus on prepaid cellular services for the mass market offers the advantage of lower subscriber acquisition and operating costs, which results in higher margins and a faster average payback time (on average, approximately three months). In addition, prepaid customers offer the advantage of eliminating bad debt, billing and collection costs. The introduction of prepaid cellular services has also opened up the market for cellular services to customers who have previously been denied access to cellular service. Increased demand for prepaid cellular services is also arising from business users and those customers who purchase prepaid credits in order to control their telephone costs, creating a new segment of the market.

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  Delivering profitable growth. One of our key strengths is our ability to grow our businesses while enhancing our operating profitability. As the first or second operator in most of the markets in which we have ventures, we have typically been able to acquire our licenses at low cost with minimum build-out requirements. We have consistently achieved strong subscriber growth while decreasing subscriber acquisition costs through the creation of well known, perceived price leading brands. Additionally, we have developed an extensive distribution network at low cost that provides our customers with broad service coverage, further leveraging our strong brand names. The use of handset subsidies is not part of our prepaid strategy.

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  Track record of innovation. We believe that innovation is another key to our success. In nearly all of our markets, we were the first to launch branded prepaid cellular services, which now predominate in our markets. We have been the first to focus on non-traditional distribution channels to increase our mass market prepaid customer reach in our markets. For example, we have used freelance distributors, such as street vendors, and sold prepaid cards in mass market outlets, which has reduced our sales and marketing costs. In addition, because we focus on prepaid services and low costs, we believe we are a perceived price leader.

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  Low operating costs and high capital efficiencies. We have established service in markets that we believe offer high potential financial returns and substantial operational leverage. While we have always had a strategy to control costs, we initiated a more strict, centralized cost reduction program for all of our ventures in 2002. We operate sizeable networks covering areas of the highest population and business activity. Any future build out of our network infrastructure will be demand driven. In addition, our migration to GSM will lower our investment per capacity minute with faster payback. Historically, our operations have generated an operating profit before depreciation and amortization within 12 to 18 months of start up.

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  Integrated strategy. We have rigorously pursued the many synergies inherent in our multi country operations and the increasing scale in our existing markets. Such synergies include sharing information and best practices about services, human resources, technologies and market strategies and centralized negotiation of financing and of supply contracts for network and subscriber equipment. For example, our operation in Laos has been able to draw on the operational and managerial experiences and resources of our operations in Cambodia and Vietnam, which has allowed us to operate in Laos at a low cost base, employing 23 persons.

  •
  Diversified operations. We believe our 16 operations in 15 countries on three continents provide a balance of established cash flow generation and high-growth potential. Our diversification across countries and continents also lessens our exposure to unfavorable changes in a single market or currency. For example, we have continued to grow our total subscriber base and operating profitability over the last two years despite economic difficulties in South America.

  •
  Highly skilled senior management. Our highly skilled senior management combines the extensive experience of senior managers from the telecommunications industry with experienced executives from the fast-moving consumer goods sector, who we have recruited over the last two years. Many of our senior executives have spent more than 10 years in the emerging markets and have demonstrated their ability to manage costs while rapidly growing the business and to start up and successfully integrate new businesses.

Strategy

        Our strategy is to operate with the lowest possible cost base from which we can offer the consumer better value for money through lower tariffs and better network quality and services. We believe that, given the low cellular penetration in our markets, we can continue to achieve growth in our subscriber base while continuing to improve our operating margins and cash flows. We intend to accomplish this by:

  •
  Focusing on growth. We believe there is a significant opportunity for rapid growth in our markets due to low cellular penetration in economies with high growth potential and substantial pent up demand for basic voice telephony services. We believe we can grow our subscriber base and revenue by continuing to focus on prepaid services while controlling costs and maintaining our position with postpaid customers. We will also continue to invest in our existing cellular ventures, where we believe we can generate attractive returns. In addition, we intend to increase our equity ownership in our ventures through opportunistic buy-outs of local partners. We may participate in consolidation within our markets through the careful evaluation, selection and pursuit of strategic opportunities. We may pursue new license opportunities in our adjacent markets within existing financial guidelines and offering group-wide synergy potential, as we have done in Laos.

  •
  Improving cost efficiencies and capturing synergies. We will continue to seek ways to further reduce our cost base by rationalizing our operations. In 2002, we initiated a more strict, centralized cost reduction program across our operations, which has lowered our costs. In addition, we expect to realize additional synergies across our operations, such as sharing of information, human resources, best practices and technologies and centralized negotiations of financing and of supply contracts for network and equipment handsets.

  •
  Completing our migration to the GSM standard. We expect GSM subscribers to exceed 50% of our total subscriber base by the end of 2004. Our Asian and African businesses are fully GSM-based, except for Pakistan, where GSM will be rolled-out to our customers in 2004. In Latin America, we plan to introduce GSM systems in Paraguay, Guatemala, Honduras and El Salvador in 2004. The equipment costs relating to GSM have decreased significantly over the last few years. We believe that GSM will increase our revenues from prepaid minutes and roaming services while lowering our infrastructure and maintenance costs. GSM also offers our customers greater choice of handsets at a lower cost with improved functionality.

Our Operations

        The following table shows certain information for each of MIC's cellular operations as at December 31, 2003.

Market	Ownership	Method of consolidation(1)	Start-Up Date	Technology(2)	Estimated Population of Area under License(3)	Cellular Penetration as of December 31, 2003(4)	Number of Subscribers as of December 31, 2003		Estimated Market Position at December 31, 2003(4)
	(percent)				(millions)	(percent)	000's
MIC Asia
Cambodia	58.4%	JV	1997	GSM	13.2	4.7	431.9		1 of 4
Lao People's Democratic Republic	78.0%	S	2003	GSM	6.0	2.4	17.4		2 of 4
Pakistan—Pakcom	61.3%	S	1990	TDMA/AMPS	—	—	491.0		2 of 3	(5)
Pakistan—Paktel	98.9%	S	1990	GSM/TDMA/AMPS	152.2	2.2	333.2		2 of 3	(5)
Sri Lanka	99.9%	S	1989	GSM/TACS	19.8	6.9	368.1		2 of 4
Vietnam(6)	80.0%	S	1995	GSM	82.8	3.3	1035.6		2 of 4
MIC Latin America
Bolivia	100.0%	S	1991	TDMA/AMPS	8.7	14.3	334.3		2 of 4
El Salvador(7)	70.0%	S	1993	TDMA/AMPS	6.5	16.0	465.1		1 of 4
Guatemala	55.0%	JV	1990	TDMA/AMPS	13.8	13.5	596.1		2 of 4
Honduras	50.0%	JV	1996	CDMA/AMPS	6.8	5.2	351.3		1 of 2
Paraguay	96.0%	S	1992	TDMA/AMPS	6.1	21.5	605.0		1 of 4
MIC Africa
Ghana	100.0%	S	1992	GSM/TACS	20.8	3.8	117.8		2 of 4
Mauritius	50.0%	JV	1989	GSM	1.2	38.1	136.6		2 of 2
Senegal	75.0%	S	1999	GSM	11.0	7.1	206.5		2 of 2
Sierra Leone	70.0%	S	2001	GSM	5.9	1.6	31.7		2 of 2
Tanzania(9)	59.4%	JV	1994	GSM/TACS	38.6	2.8	168.9		2 of 3

Grand Total					393.4		5,690.5	(8)

(1)
JV = Joint Ventures. Under IFRS, joint ventures are consolidated using the proportional method of accounting which combines our assets, liabilities, income and expenses with our share of the assets, liabilities, income and expenses of the joint ventures in which we have an interest.

  S = Subsidiary. Subsidiaries are entities over which we have control and are fully consolidated.

  MIC determines the existence of joint control by reference to the joint venture agreements, articles of association, structures and voting protocols of the Boards of Directors, as well as the influence it has over the day-to-day operations of the above ventures.

(2)
"AMPS", Advanced Mobile Phone System, is the analogue standard developed for and used in North America and is used widely throughout the world. "TACS", Total Access Communications System, was initially the standard for the United Kingdom and is now used primarily in other Commonwealth countries. "GSM", Global System for Mobile Communications, is the digital standard developed for Europe. "TDMA", Time Division Multiple Access, is the system most widely used in North and South America.

(3)
Source: U.S. Central Intelligence Agency's "The World Factbook" for 2003.

(4)
Based on number of subscribers. Source: EMC, an independent cellular market research firm.

(5)
Represents combined market position of Pakcom and Paktel.

(6)
Comvik International (Vietnam) AB ("CIV"), our 80% owned subsidiary, and Vietnam Mobile Services Co have entered into a business cooperation contract to operate a national cellular GSM system in Vietnam ("Mobifone"). This agreement, which has a ten-year term from July 1, 1995, currently provides that CIV will be entitled to receive 50% of Mobifone's net revenues through June 2005. Proportional subscribers for our operation in Vietnam are computed based on 50% of our 80% owned subsidiary, CIV, or 40% of Mobifone's total subscribers. See "—MIC Asia—Vietnam".

(7)
Prior to May 1, 2001, our results of operations included our proportionate share of the results of our operation in El Salvador. As of May 1, 2001, due to a dispute with our local partners, we determined that proportional consolidation was no longer appropriate and we began accounting for our operation in El Salvador under the equity method. As of December 31, 2002, because the dispute was still ongoing and we no longer believed we exercised significant control over our operation in El Salvador, we recorded our investment as non-current asset in the balance sheet under the caption "Investment in other securities". In September 2003, we resolved this dispute and are deemed to have a 100% economic ownership in our operation in El Salvador, while MIC's legal ownership interest remains at 70% until the final settlement date of the acquisition price. Accordingly, we account for our operation in El Salvador as a 100% owned subsidiary since September 15, 2003. See "Operating and Financial Review and Prospects—Results of Operations".

(8)
Proportional subscribers at December 31, 2003 were 4,025,577.

(9)
On February 5, 2004 MIC acquired 26% of Millicom Tanzania Ltd from the Government of Tanzania, bringing its ownership to 84%. From this date onwards, MIC consolidates Millicom Tanzania Ltd as a subsidiary.

        The following table presents, at the dates and for the periods indicated, selected operating data for each of MIC's cellular operations.

	As at December 31,
				Prepaid Subscribers as Percentage of Total Subscribers
	Total Subscribers
Market
	2003	2002	2001	2003	2002	2001
MIC Asia
Cambodia	431,911	325,264	199,916	99%	99%	94%
Lao People's Democratic Republic	17,374	—	—	100%	—	—
Pakistan—Pakcom	491,011	344,702	242,608	97%	95%	92%
Pakistan—Paktel	333,169	218,536	152,928	93%	85%	66%
Sri Lanka	368,102	266,372	172,712	97%	94%	86%
Vietnam(1)	1,035,582	686,663	499,394	73%	72%	73%

Subtotal	2,677,149	1,841,537	1,267,558	88%	86%	81%
MIC Latin America
Bolivia	334,319	410,887	348,683	93%	94%	90%
El Salvador(2)	465,150	n/a	n/a	70%	n/a	n/a
Guatemala	596,078	467,620	358,281	84%	74%	64%
Honduras	351,285	326,508	237,629	83%	79%	69%
Paraguay	605,057	550,109	564,512	89%	89%	81%

Subtotal	2,351,889	1,755,124	1,509,105	87%	85%	77%
MIC Africa
Ghana	117,816	52,060	35,706	99%	97%	94%
Mauritius	136,620	97,137	88,416	89%	86%	84%
Senegal	206,506	97,804	87,143	100%	100%	100%
Sierra Leone	31,699	13,411	7,100	100%	100%	100%
Tanzania(3)	168,863	145,838	134,578	100%	96%	98%

Subtotal	661,504	406,250	352,943	97%	95%	94%

Total	5,690,542	4,002,911	3,129,606	87%	86%	81%

(1)
Comvik International (Vietnam) AB ("CIV"), our 80% owned subsidiary, together with Kinnevik (MIC's controlling shareholder) and Vietnam Mobile Services Co. have entered into a business cooperation contract to operate a national cellular GSM system in Vietnam ("Mobifone"). This agreement, which has a 10-year term from July 1, 1995, currently provides that CIV will be entitled to receive 50% of Mobifone's net revenues through June 2005. See "MIC Asia—Vietnam".

(2)
Prior to May 1, 2001, our results of operations included our proportionate share of the results of our operation in El Salvador. As of May 1, 2001, due to a dispute with our local partners, we determined that proportional consolidation was no longer appropriate and we began accounting for our operation in El Salvador under the equity method. As of December 31, 2002, because the dispute was still ongoing and we no longer believed we exercised significant control over our operation in El Salvador, we recorded our investment as non-current asset in the balance sheet under the caption "Investment in other securities". In September 2003, we resolved this dispute and, due to the irrevocable commitment of our local partners to sell their shares, we are deemed to have a 100% economic ownership in our operation in El Salvador and, accordingly, we account for our operation in El Salvador as a 100% owned subsidiary as from September 15, 2003. See "Operating and Financial Review and Prospects—Results of Operations".

(3)
On February 5, 2004 MIC acquired 26% of Millicom Tanzania Ltd from the Government of Tanzania, bringing its ownership to 84%. From this date onwards, MIC fully consolidates Millicom Tanzania Ltd as a subsidiary.

        The following table presents, for the periods indicated, revenues for each of MIC's cellular operations. These figures do not include MIC's non-cellular operations.

		Revenues
Market	Method of consolidation(1)
		2003	2002	2001
		in thousands of U.S. dollars
MIC Asia
Cambodia	JV	40,617	33,203	31,409
Lao People's Democratic Republic	S	1,093	—	—
Pakistan—Pakcom	S	50,751	37,796	31,500
Pakistan—Paktel	S	33,135	27,615	29,547
Sri Lanka	S	21,716	17,722	15,270
Vietnam(2)	S	129,936	102,457	81,063

Subtotal		277,248	218,793	188,789
MIC Latin America
Bolivia	S	38,358	37,405	43,811
El Salvador(3)	S	39,052	n/a	17,311
Guatemala	JV	78,485	67,731	63,191
Honduras	JV	47,858	48,172	44,546
Paraguay	S	60,985	73,740	100,573

Subtotal		264,738	227,048	269,432
MIC Africa
Ghana	S	16,803	10,106	9,213
Mauritius	JV	12,002	9,931	7,891
Senegal	S	25,963	15,142	10,772
Sierra Leone	S	6,972	4,084	1,577
Tanzania(4)	JV	23,118	22,748	23,761

Subtotal		84,858	62,011	53,214

Total		626,844	507,852	511,435

(1)
JV = Joint Ventures. Under IFRS, joint ventures are consolidated using the proportional method of accounting which combines our assets, liabilities, income and expenses with our share of the assets, liabilities, income and expenses of the joint ventures in which we have an interest.

  S = Subsidiary. Subsidiaries are entities over which we have control and are fully consolidated.

  MIC determines the existence of joint control by reference to the joint venture agreements, articles of association, structures and voting protocols of the Boards of Directors, as well as the influence it has over the day-to-day operations of the above ventures.

(2)
Comvik International (Vietnam) AB ("CIV"), our 80% owned subsidiary, together with Kinnevik (MIC's controlling shareholder) and Vietnam Mobile Services Co. have entered into a business cooperation contract to operate a national cellular GSM system in Vietnam ("Mobifone"). This agreement, which has a 10-year term from July 1, 1995, currently provides that CIV will be entitled to receive 50% of Mobifone's net revenues through June 2005. See "MIC Asia—Vietnam".

(3)
Prior to May 1, 2001, our results of operations included our proportionate share of the results of our operation in El Salvador. As of May 1, 2001, due to a dispute with our local partners, we determined that proportional consolidation was no longer appropriate and we began accounting for our operation in El Salvador under the equity method. As of December 31, 2002, because the dispute was still ongoing and we no longer believed we exercised significant control over our operation in El Salvador, we recorded our investment as non-current asset in the balance sheet under the caption "Investment in other securities". In September 2003, we resolved this dispute and, due to the irrevocable commitment of our local partners to sell their shares, we are deemed to have a 100% economic ownership in our operation in El Salvador and, accordingly, we account for our operation in El Salvador as a 100% owned subsidiary as from September 15, 2003. See "Operating and Financial Review and Prospects—Results of Operations".

(4)
On February 5, 2004 MIC acquired 26% of Millicom Tanzania Ltd from the Government of Tanzania, bringing its ownership to 84%. From this date onwards, MIC consolidates Millicom Tanzania Ltd as a subsidiary.

El Salvador Operations

        On September 15, 2003, MIC's operation in El Salvador, Telemóvil, entered into a share purchase agreement with the minority shareholders of Telemóvil. The agreement provides for the acquisition by Telemóvil of 30% of its own shares for a consideration of $70 million payable over a period of a maximum of 6 years and an annual dividend premium of $1 million, with a corresponding net present value of $67,371,000. Of this amount $16 million was paid in cash at the closing of the transaction. The payment of the acquisition price is guaranteed by MIC. During this period Telemóvil has an ownership interest in 30% of its own shares, while the record title remains with an escrow agent for the benefit of the minority shareholders pending the final settlement date. Based on this agreement, MIC regained control and began consolidating Telemóvil at 100% since September 15, 2003. The legal ownership interest of MIC remains at 70% until the final settlement date. Telemóvil's license contract was signed in September 1991 for a 15-year period. The license is automatically renewable for successive five-year periods after the initial 15-year period in the absence of default by Telemóvil under the license conditions. See "Operating and Financial Review and Prospects—Results of Operations" in our Annual Report on Form 20-F.

        The reconsolidation of El Salvador will positively impact revenues, as Telemóvil is a significant contributor to the revenues generated in Latin America. In the fourth quarter of 2003 and first quarter of 2004, the revenues of Telemóvil represented 17% and 16%, respectively, of our total revenues for the respective quarters. We expect that our operations in El Salvador will contribute similar levels of revenue to our consolidated revenues in 2004. Our operating profit is also expected to be positively affected following the reconsolidation of Telemóvil. However, we are currently taking additional steps to further increase the profitability of Telemóvil and to bring Telemóvil's operating margin in line with the operations of the Millicom group.

        Like other MIC operations in Latin America, during the first half of 2004 Telemóvil began changing its network technology to the GSM standard. The aggregate cost of building out this new network, together with capital investments relating to the migration of certain of our existing customers to GSM networks, will be principally financed through supplier financing and operating cash flow. In addition, Telemóvil will continue to use a portion of its operating cash flow to repay the debt related to the acquisition of its own shares.

Corporate Information

        Millicom International Cellular S.A., a stock corporation (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, was incorporated on June 16, 1992 for an unlimited duration. MIC's registered office is located at 75 Route de Longwy, L-8080 Bertrange, Grand Duchy of Luxembourg, and its phone number at this location is (352) 27 759 101. MIC is registered with the Luxembourg register of commerce and companies under number B-40630. The corporate purposes for which MIC is formed is to engage in all transactions pertaining directly or indirectly to the acquisition of participating interest in any business enterprises, including but not limited to, the administration, management, control and development of any such enterprise and to engage in all other transactions in which a company created under the laws of Luxembourg may engage. The articles of incorporation of MIC were first published on September 11, 1992 in the Luxembourg Recueil Spécial du Mémorial C. MIC's articles of incorporation have been amended several times, which amendments have been published in the Recueil Spécial du Mémorial C. MIC's articles of incorporation were most recently amended by a notarial deed dated December 16, 2003, which has been published in the Mémorial Cno51 on January 15, 2004. MIC's articles of incorporation and all amendments thereto have been deposited at the Luxembourg register of commerce and companies (Registre de Commerce et des Sociétés de Luxembourg), where copies thereof may be obtained on request. The issued corporate capital of MIC is $134,458,390.50, divided into 89,638,927 shares with a par value of $1.50 per share, each fully paid-in. An extraordinary general meeting of shareholders, held on February 16, 2004, approved a stock split of the issued shares of MIC, by which each share with a par value of $6 was split into four new shares with a par value of $1.50 each. The stock split was effective on February 20, 2004 with a record date of February 17, 2004.

        Our shares are currently traded on the Nasdaq National Market under the symbol "MICC" and on the Luxembourg Stock Exchange and the Stockholm Stock Exchange under the symbol "MIC".

SUMMARY FINANCIAL AND OPERATING DATA

        The Company reports under International Financial Reporting Standards ("IFRS"). The following tables present comparative information under IFRS and U.S. generally accepted accounting principles ("U.S. GAAP"). For a reconciliation of our IFRS profit (loss) and balance sheet to U.S. GAAP and a discussion of the principal differences between the accounting policies applied by us under IFRS and U.S. GAAP, please see Note 31 of the "Notes to the Consolidated Financial Statements" as of and for the year ended December 31, 2003 incorporated by reference herein.

        The following table sets forth summary financial data of the Company as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999. The data are based upon the Company's audited consolidated balance sheets as of December 31, 2003, 2002, 2001, 2000 and 1999 and audited consolidated statements of profit and loss for the years then ended. The following information is qualified in its entirety by, and should be read in conjunction with, such statements.

        Unless otherwise indicated all financial data and discussions therein in this document are based upon financial statements prepared in accordance with IFRS.

        The following data should be read in conjunction with "Operating and Financial Review and Prospects" and the consolidated financial statements and other financial information, which are incorporated by reference in this prospectus from our annual report on Form 20-F. See "Where You Can Find More Information—Incorporation by Reference".

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands of U.S. dollars, except per share data)
Amounts in accordance with IFRS
Profit and Loss Statement Data:
Revenues	647,104	605,186	644,570	570,840	552,401
Operating profit/(loss)	162,515	122,313	92,786	(53,378)	(8,610)
Gain (loss) from investment securities	246,760	(299,963)	(15,931)	665,262	144,296
Profit/(loss) for the period from continuing operations(1)	178,823	(507,162)	(138,020)	408,468	(32,857)
Profit/(loss) for the period	178,823	(385,143)	(138,053)	355,388	(42,303)
Basic (loss) earnings from continuing operations per common share	$2.74	$(7.77)	$(2.12)	$6.28	$(0.51)
Basic (loss) earnings per common share	$2.74	$(5.90)	$(2.12)	$5.46	$(0.65)
Weighted average number of shares in basic computation (in thousands)(2)	65,312	65,272	65,256	65,093	64,860
Diluted (loss) earnings from continuing operations per common share	$2.26	$(7.77)	$(2.12)	$6.19	$(0.51)
Diluted (loss) earnings per common share	$2.26	$(5.90)	$(2.12)	$5.38	$(0.65)
Weighted average number of shares in diluted computation (in thousands)(2)	80,500	65,272	65,256	66,001	64,860
Dividends per share	—	—	—	—	—

	As of December 31,
	2003	2002	2001	2000	1999
	(in thousands of U.S. dollars)
Amounts in accordance with IFRS
Balance Sheet Data:
Property, plant and equipment, net	487,746	458,933	512,236	577,501	499,579
Licenses, net	30,889	84,471	164,541	201,124	173,681
Investment in securities	519,728	321,926	676,829	816,211	407,978
Investments in associated companies(3)	1,340	1,013	52,858	—	139,963
Cash, cash equivalents and time deposits	181,709	86,651	77,720	125,868	81,116
Total assets	1,522,949	1,203,119	1,870,930	2,112,228	1,639,461
Current liabilities	403,413	375,862	469,191	651,034	357,045
Non-current liabilities	1,178,145	1,098,783	1,322,583	1,112,331	983,292
Minority interest	26,571	23,733	10,262	7,672	4,295
Shareholders' equity/(deficit)	(85,180)	(295,259)	68,894	341,191	294,829
	As of and for Year Ended December 31,
	2003		2002	2001	2000		1999
	(in thousands of U.S. dollars, except ratios)
Other Financial Data and Ratios (based upon IFRS amounts):
Capital expenditures	103,828		97,774	179,521	210,325		167,914
Ratio of earnings to fixed charges(4)	2.80	x	—	—	3.21	x	—
	As of and for Year Ended December 31,
	2003	2002	2001	2000
Operating Data (unaudited)(5):
Total Subscribers (in thousands):
Prepaid	4,956,257	3,448,269	2,525,279	1,863,243
Postpaid	734,285	554,642	604,327	709,439
Monthly churn (%)(6):
Prepaid	4.7	4.2	4.0	5.4
Postpaid	2.1	3.2	4.1	3.1

	Year Ended December 31,
	2003(8)	2002(8)	2001(8)	2000	1999
	restated	restated	restated
	(in thousands of U.S. dollars, except per share data)
Amounts in accordance with U.S. GAAP(7):
Profit and Loss Statement Data:
Revenues	425,241	331,007	344,102	297,702	238,792
Cost of sales	(176,605)	(137,772)	(141,610)	(207,755)	(112,771)
Operating expenses	(147,232)	(167,534)	(157,851)	(176,183)	(125,505)
Operating profit (loss)	101,404	20,337	79,688	(88,991)	137,103
Gain (loss) from investment in securities	5,597	(299,963)	(15,931)	706,837	144,296
Profit (loss) for the period from continuing operations (before cumulative effect of change in accounting principle)(1)	(47,910)	(327,959)	(121,574)	420,817	(15,697)
Profit (loss) for the period	(54,960)	(320,933)	(172,176)	370,573	(27,549)
Basic (loss) earnings per common share	$(0.84)	$(4.92)	$(2.64)	$5.69	$(0.42)
Weighted average number of shares in basic computation (in thousands)(2)	65,312	65,272	65,256	65,093	64,860
Diluted (loss) earnings per common share	$(0.84)	$(4.92)	$(2.64)	$5.61	$(0.42)
Weighted average number of shares in diluted computation (in thousands)(2)	65,312	65,272	65,256	66,001	64,860
	As of December 31,
	2003(8)	2002(8)	2001(8)	2000	1999
	restated	restated	restated
	(in thousands of U.S. dollars)
Amounts in accordance with U.S. GAAP(7):
Balance Sheet Data:
Property, plant and equipment, net	358,324	286,372	376,676	399,585	293,960
Licenses, net	14,435	20,407	137,910	183,221	92,261
Investment in securities	519,704	269,047	623,007	816,456	408,213
Investments in associates	96,727	175,007	187,114	77,130	136,483
Total assets	1,460,925	1,133,721	1,727,079	1,902,814	1,314,816
Current liabilities	339,250	270,910	339,311	485,706	193,681
Non-current liabilities	1,160,601	1,033,743	1,302,088	1,137,637	905,444
Minority interest	26,571	23,733	10,262	7,672	4,295
Shareholders' equity/(deficit)	(66,006)	(286,575)	72,778	271,799	211,396
	Year Ended December 31,
	2003(8)		2002(8)	2001(8)	2000		1999
	restated		restated	restated
	(in thousands of U.S. dollars, except ratios)
Other Financial Data and Ratios (based upon U.S. GAAP amounts):
Capital expenditures	76,242		75,833	117,426	143,202		90,138
Ratio of earnings to fixed charges(4)	1.02	x	—	—	3.69	x	1.53	x

(1)
Under IFRS, MIC Systems and FORA Telecom BV have been reported as discontinuing operations in our consolidated financial statements. Under U.S. GAAP, MIC Systems, Liberty Broadband Limited (formerly Tele2 (UK)), Celcaribe S.A. and Millicom Peru S.A. have been reported as discontinuing operations. A more complete description of discontinued operations is contained in Notes 20, 22 and 31 of the "Notes to the Consolidated Financial Statements".

(2)
The average number of shares disclosed above has been adjusted for each year presented to reflect the reverse share split in February 2003, whereby three existing shares with a par value of $2 each were exchanged into one new share with a par value of $6 each; and the share split in February 2004, whereby one existing share with a par value of $6 each was exchanged into four new shares with a par value of $1.5. The average number of shares, which is calculated on a weighted average basis, does not include shares held by us that have no voting, dividend or other rights while held by their current holders (654,852 shares at December 31, 2003).

(3)
Investments in associated companies under IFRS were as follows. As at December 31, 2003 and 2002, Navega S.A. As at December 31, 2001, MIC's operation in El Salvador. As at December 31, 1999, Société Européenne de Communication S.A. See "Operating and Financial Review and Prospects—Results of Operations".

(4)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represents pre-tax income from continuing operations before minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity affiliates, less capitalized interest. Fixed charges include interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and a reasonable approximation of the interest component of rent expense. Due to the losses in 2002, 2001 and 1999, under IFRS the ratio of earnings to fixed charges was less than 1:1. Therefore, under IFRS we needed to generate additional earnings of $463,529,000, $126,352,000 and $4,636,000 in 2002, 2001 and 1999, respectively, to achieve a ratio of earnings to fixed charges of 1:1. Due to the losses in 2002 and 2001, under U.S. GAAP the ratio of earnings to fixed charges was less than 1:1. Therefore, under U.S. GAAP we needed to generate additional earnings of $291,109,000 and $137,302,000 in 2002 and 2001, respectively, to achieve a ratio of earnings to fixed charges of 1:1. The pro forma ratio of earnings to fixed charges is not presented as it does not affect the historical ratio of earnings to fixed charges for December 31, 2003 by 10% or more.

(5)
Operating data excludes divested operations.

(6)
We calculate churn rates by dividing the number of subscribers whose service is disconnected during a period, whether voluntarily or involuntarily (such as when a subscriber fails to pay his or her bill), by the average number of subscribers during the period. We believe that we apply conservative policies in calculating customer totals and the related churn rates. These policies may result in higher churn rates and lower market share figures than if we had used criteria employed by some other operators in calculating customer churn.

(7)
As described in Note 31 of the "Notes to the Consolidated Financial Statements", under U.S. GAAP, we should consolidate our investment in Great Universal, Inc. and Modern Holdings Incorporated. The U.S. GAAP Selected Financial Data for each of the years presented in the table above do not include the effect of the consolidation. However, the effects of the consolidation on our significant income statement line items for each of the years ended December 31, 2003, 2002, 2001 and our total assets and shareholders' equity as of December 31, 2003 and 2002 are disclosed in Note 31 of the "Notes to the Consolidated Financial Statements".

(8)
As described in Note 31 of the "Notes to the Consolidated Financial Statements", under U.S. GAAP, we have restated our 2002 and 2001 amounts to reflect our investment in Telemovil, our El Salvadorian operation, under the equity method. Previously, Telemovil had been presented under the cost method in these periods. Also, as described in Note 31, we have restated our previously reported U.S. GAAP net income and shareholders' equity as of and for the year ended December 31, 2003.

RISK FACTORS

        An investment in the notes involves a high degree of risk. You should carefully consider the following risks and other information contained in or incorporated by reference in this prospectus before deciding to tender your old notes in the exchange offer.

        This prospectus and the documents incorporated by reference also contain "forward-looking" statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below and elsewhere in this prospectus and in the documents incorporated by reference. See "Forward-Looking Statements".

Risks Relating to the Exchange Offer

  Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to restrictions on transfer.

        Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer in respect of their old notes as set forth in the legends thereon. In general, the old notes may not be offered or sold unless they are registered under the Securities Act or are offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register the old notes under the Securities Act. In addition, the tender of old notes will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to a reduction in liquidity.

Risks Relating to our Debt and the Notes

        Our substantial debt could have an adverse effect on our financial health and prevent us from fulfilling our obligations under such debt.

        We have a substantial amount of debt and significant debt service obligations. As of December 31, 2003, the consolidated debt and other financing of Millicom $1,276,865,000 (including the embedded derivative on the 5% Mandatory Exchangeable Notes for an amount of $103,457,000). Of this amount, $1,018,051,000 represented MIC and Millicom Telecommunications S.A. indebtedness and $258,814,000 represented our consolidated share of the indebtedness of our subsidiaries and joint ventures. Corporate guarantees, cash deposits and standby letters of credit (issued at our request and guaranteed by us) secured $90,951,000 of the indebtedness of our ventures at December 31, 2003. Of our indebtedness, $327,635,000 relates to Millicom Telecommunications S.A.'s 5% Mandatory Exchangeable Notes, which are mandatorily exchangeable into Tele2 AB B shares and $103,457,000 to the embedded derivative on the 5% Mandatory Exchangeable Notes and in respect of which no repayment in cash of principal is required. See "Operating and Financial Review and Prospects—Description of Certain Indebtedness Millicom Telecommunications S.A.'s 5% Mandatory Exchangeable Notes".

        In 2002, we experienced liquidity concerns resulting from our substantial indebtedness. Although we have implemented a restructuring program that has improved our liquidity by reducing our overall indebtedness and debt service obligations, there can be no assurance that we will not incur additional indebtedness that could result in liquidity concerns or other negative consequences in the future.

        Our level of indebtedness could have important negative consequences for us. For example, it could:

  •
  require us to dedicate a large portion of our cash flow from operations to fund payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  increase our vulnerability to adverse general economic or industry conditions;

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  limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

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  limit our ability to raise additional debt or equity capital in the future or increase the cost of such funding;

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  restrict us from making strategic acquisitions or exploiting business opportunities;

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  make it more difficult for us to satisfy our obligations with respect to the notes and our other debt; and

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  place us at a competitive disadvantage compared to our competitors that have less debt.

  Our ability to pay principal and interest on the notes may be affected by our organizational structure. We are dependent upon payments from our ventures to fund payments to you on the notes, and our ability to receive funds from our ventures is often dependent upon the consent of other participants who are not under our control.

        We are a holding company that does not itself conduct any business operations. As a result, we rely upon dividends and other payments from our ventures to generate the funds necessary to meet our obligations. The ventures are legally distinct from us and have no obligation to pay amounts due with respect to our obligations, including the notes, or to make funds available for such payments. Our ventures do not guarantee our obligations and will not guarantee the payment of principal or of interest on the notes. The ability of our ventures to make such payments to us will be subject to, among other things, the availability of profits or funds, the terms of each venture's indebtedness, the agreement of the venture partner(s) pursuant to shareholder agreements and applicable laws, including foreign exchange control and other local laws. The majority of our operations have entered into financing facilities, some of which are guaranteed by us and many of which restrict and a few of which prohibit the payment of dividends by those ventures to us.

  The notes are structurally subordinated to indebtedness of our subsidiaries and ventures.

        Because the notes are not guaranteed by any of our subsidiaries or ventures, the notes will be effectively junior and structurally subordinated to all debt and other liabilities of our subsidiaries and ventures. Generally, claims of creditors of a subsidiary or a venture, including trade creditors and claims of preferred shareholders, if any, of such subsidiary or venture will have priority with respect to the assets and earnings of such subsidiary or venture over the claims of the creditors of its parent company as a shareholder, except to the extent the parent is a creditor of such subsidiary or to the extent security has been provided to the creditors of the parent by such subsidiary. Consequently, in the event of a liquidation, winding up, bankruptcy reorganization or similar proceeding relating to MIC or any of MIC's subsidiaries or ventures, the assets of the relevant subsidiary or venture will be available to satisfy claims of creditors and preference shareholders of the subsidiary or venture before they are available or distributed to MIC. At December 31, 2003, the consolidated debt and other financing of our ventures was $371,578,000 (including trade creditors). Subject to specified limitations, our subsidiaries and ventures may incur additional debt from time to time, all of which will be structurally senior to the notes. You should read the discussions in "Description of the Notes—Certain Covenants—Limitation on Debt" for further information about our ability to incur additional debt.

  We and our ventures may be able to incur substantially more debt.

        Subject to the restrictions in the indenture governing the notes and in other instruments governing our outstanding debt, we and our ventures may be able to incur substantial additional debt in the future, which could be structurally senior to the notes, including secured debt. Although the terms of the indenture governing the notes and the instruments governing certain of our other outstanding debt contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our current debt levels, the substantial leverage-related risks described above would increase.

        Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate cash required to service our debt.

        Our ability to meet our debt service obligations or to refinance our debt depends on our future operating and financial performance and ability to generate cash. This will be affected by our ability to implement successfully our business strategy, as well as general economic, financial, competitive, regulatory, technical and other factors beyond our control. If we cannot generate sufficient cash to meet our debt service obligations or fund our other business needs, we may, among other things, need to refinance all or a portion of our debt, obtain additional financing, delay capital expenditures or sell assets. We cannot assure you that we will be able to generate sufficient cash through any of the foregoing. If we are not able to refinance any of our debt, obtain additional financing or sell assets on commercially favorable terms or at all, we may not be able to satisfy our obligations with respect to our debt. If this were to occur, holders of the relevant debt would be able to declare the full amount of such debt due and payable. Our assets may not be sufficient to pay such amounts.

        Restrictions imposed by the indentures governing our outstanding debt contain various covenants that limit our ability to take certain actions.

        The indentures governing certain of our outstanding debt contain various covenants that limit our flexibility in operating our business. For example, these agreements restrict the ability of MIC and certain of its subsidiaries to, among other things:

  •
  borrow money;

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  pay dividends or make other distributions;

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  create certain liens;

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  make certain asset dispositions;

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  make certain loans or investments;

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  issue or sell share capital of our subsidiaries;

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  issue certain guarantees;

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  enter into transactions with affiliates; and

  •
  merge, consolidate, or sell, lease or transfer all or substantially all of our assets.

        We cannot assure you that the operating and financial restrictions and covenants in these agreements will not adversely affect our ability to finance our future operations or capital needs, engage in other business activities that may be in our interest or react to adverse market developments.

  We may be unable to repurchase the notes as required upon a change of control.

        If MIC experiences a change of control, we would be required under certain circumstances to make an offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, we may be unable to do so because we might not have enough available funds at the time of such change of control to make the required purchase of the notes. See "Description of the Notes—Change of Control". In addition, certain of our other outstanding indebtedness and any future indebtedness may limit our ability to repurchase the notes upon a change of control.

  Because the new notes are a new issue, we cannot assure you that a trading market will exist or that it will be liquid.

        The new notes are being offered to holders of the old notes. The old notes were issued to a limited number of qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and to a limited number of institutional investors outside of the United States in reliance on Regulation S of the Securities Act. The new notes are a new issue of securities for which there is no established trading market. Although application will be made to list the new notes on the Luxembourg Stock Exchange, there can be no assurance that an active trading market will develop. There may be a limited number of buyers and the market prices may be uncertain when you decide to sell your new notes. The liquidity and market prices for the new notes will vary depending on changes in market and economic conditions, the financial conditions of, and prospects for, MIC, and other factors that generally influence the market prices of securities. Accordingly, we cannot assure you that a trading market for the new notes will exist or as to the liquidity of any trading market.

  Luxembourg or other local insolvency laws to which we or our subsidiaries may be subject may not be as favorable to you as U.S. bankruptcy laws.

        Due to the nature of Luxembourg insolvency law, the ability of noteholders to protect their interests in us may be more limited than would be the case under U.S. bankruptcy laws. Under Luxembourg insolvency law, our liabilities in respect of the notes will be paid in the event of insolvency proceedings after payment of all secured debts, the cost of liquidation and those of our debts which are entitled to priority. These preferential debts include:

  •
  debts to the Luxembourg treasury for taxes, such as corporate income tax and value-added tax;

  •
  debts to the Luxembourg social security system for contributions owed in relation to salaries paid; and

  •
  debts to employees' wages or other entitlements relating to the last six months of their employment or relating to indemnities due because of termination of their employment up to a total ceiling per employee as fixed by regulations from time to time.

        If a liquidator or administrator can show that we have given a "preference" to any person by defrauding the rights of creditors generally, regardless of when this fraud occurred, a Luxembourg court has the power, among other things, to void the preferential transaction. This provision of Luxembourg insolvency law may affect transactions entered into, or payments made by us, during the period before liquidation or administration.

        In addition, certain payments or transactions may be declared void by the Luxembourg court if they occurred during the so-called "suspect period" (up to six months and 10 days prior to the insolvency judgment). Payments or other actions for consideration made during the "suspect period" may also be declared void if the counterparty knew that we were generally unable to pay our debts.

        Under Luxembourg law, there is generally no consolidation of the assets and liabilities of a group of companies in the event of bankruptcy. Each individual company most likely would be treated separately by a bankruptcy administrator. The assets of our subsidiaries would first be used to satisfy the debts of each respective subsidiary and only the remaining surplus assets, if any, of a subsidiary would benefit our creditors. As a result, your ability to protect your interests as a creditor of a parent of a subsidiary may not be as strong under Luxembourg law as it would be under U.S. law or the laws of other jurisdictions.

        All of our subsidiaries are incorporated in jurisdictions other than the United States and are subject to the insolvency laws of those jurisdictions. The insolvency laws of these jurisdictions may not be as favorable to your interests as creditors as the bankruptcy laws of the United States or certain other jurisdictions.

  The ability of investors to enforce civil liabilities under U.S. securities laws may be limited.

        MIC is incorporated under the laws of the Grand-Duchy of Luxembourg. Substantially all of its directors and executive officers are residents of Luxembourg or other countries other than the United States. All or a substantial portion of our assets, and of the assets of such persons are located outside the United States. As a result, it may not be possible for investors in MIC's shares to effect service of process within the United States upon such persons or MIC or to enforce in U.S. courts or outside the United States judgments obtained against such persons outside the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the civil liability provisions of the U.S. securities laws. We have been advised by our Luxembourg counsel, Linklaters Loesch, that the United States and Luxembourg do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by a federal or state court in the United States based on civil liability, whether or not predicated solely upon United States federal securities laws, would not be enforceable in Luxembourg. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in Luxembourg, the party may submit the final judgment that has been rendered in the United States to a Luxembourg court for the purpose of recognition by such court and enforcement in Luxembourg. A judgment by a federal or state court of the United States against us will be regarded by a Luxembourg court only as evidence of the outcome of the dispute to which such judgment relates, and a Luxembourg court may choose to rehear the dispute ab intitio.

  Certain considerations relating to book-entry interests.

        Unless and until notes in definitive registered form, or definitive notes, are issued in exchange for book-entry interests, owners of book-entry interests will not be considered owners or holders of notes. The nominee of the Depository Trust Company, which we refer to as DTC, will be the sole holder of the global notes representing the notes. After payment to DTC, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of DTC, and if you are not a participant in DTC, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder under the indenture governing the notes.

        Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

        Similarly, upon the occurrence of an event of default under the indenture governing the notes, unless and until definitive registered notes are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through DTC. We cannot assure you that the procedures to be implemented through DTC will be adequate to ensure the timely exercise of rights under the notes.

Risks Relating to our Business

  General Risks

        We have a history of losses and may incur losses in the future, and we may be unable to achieve profitability.

        We experienced losses in the year ended December 31, 2003 and in each of the years from 1998 to 2002. The figures hereafter exclude gains (losses) and valuation movement on investment in securities, fair value result on financial instruments and gain realized on debt exchange. For the year ended December 31, 2003, we made a net loss of $80,107,000. For the year ended December 31, 2002, we made net losses of $77,322,000. For the year ended December 31, 2001, we made net losses of $112,208,000. For the year ended December 31, 2000, we made net losses of $309,874,000. For the year ended December 31, 1999, we made net losses of $186,599,000. See "Operating and Financial Review and Prospects."

        We are not assured of achieving or maintaining profitability in the future, nor are we sure that we will always have sufficient resources to make payments on our indebtedness. Future performance will depend, in particular, on our ability to generate demand and revenue for our services, to maintain existing subscribers and customers and to attract new subscribers and customers. Costs in connection with the acquisition and renewal of licenses and the costs incurred in order to commence and develop operations of cellular and related telecommunications systems will also affect revenues and profitability.

        The agreement pursuant to which we conduct our operations in Vietnam, which is our largest contributor to revenue, expires in 2005, unless extended. We do not exercise management control over Mobifone.

        In 1994, Comvik International Vietnam AB ("CIV"), in which we currently have an 80% interest, Industriförvaltnings AB Kinnevik ("Kinnevik"), our largest shareholder and Vietnam Mobile Services Co. ("VMS"), a Vietnamese government owned company, entered into a Business Cooperation Contract ("BCC") to operate a nationwide cellular GSM system in Vietnam known as Mobifone. The BCC provides for, among other things, 50/50 revenue sharing between CIV and VMS. Our operation in Vietnam, which derives all of its revenue from the BCC, is our largest contributor to revenue. The BCC has a 10-year term from July 1, 1995. Upon its expiration on June 30, 2005, legal title to all equipment of the Vietnam operation contributed by ourselves will be transferred to VMS at a price of $1. Although we are currently in negotiations to extend the life of the BCC, we cannot assure you that the BCC will be extended on equivalent or satisfactory terms, or at all. If the BCC is not extended on equivalent or satisfactory terms, or at all, our results of operations and financial condition would be adversely affected. If the revenue sharing agreement is not extended or CIV is unable to maintain its operations in Vietnam through another agreement, its telecommunications services would cease on June 30, 2005. In such event, CIV would no longer generate any revenues from cellular operations in Vietnam. CIV's revenues for the year ended December 31, 2003 were $129,936,000 (20% of Millicom's total revenues) and operating profit was $51,292,000 (32% of Millicom's total operating profit). At present, all equipment recorded in CIV's financial statements will be fully amortized by July 1, 2005, at which date legal title to all equipment will be transferred to VMS at a price of $1.

        In addition, under the terms of the BCC, MIC does not exercise management control over Mobifone. Certain management decisions, such as the decision to make certain capital expenditures and other business policy decisions, are made by an advisory committee comprised of eight members (four of which are appointed by CIV and four of which are appointed by VMS). Although the advisory committee has in the past made decisions based on our recommendations, we cannot assure you that the advisory committee will make decisions based on our recommendations in the future or that it will act in a manner consistent with our interests. In addition, CIV and VMS must agree in writing to amend the BCC, sell all or substantially all of the business assets or terminate any business license. If a dispute occurs between us and VMS and we are unable to resolve it satisfactory, our results of operations and financial condition would be adversely affected.

        Our ability to receive funds from, and to exercise management control over our ventures is often dependent upon the consent of other participants who are not under our control. Disagreements or unfavorable terms in the agreements governing our joint ventures could adversely affect our operations.

        We currently participate in 16 cellular ventures in 15 countries. Our participation in each venture differs from market to market, and we do not have a controlling interest in some operations. Sometimes, our ability to withdraw funds, including dividends, from our participation in, and to exercise management control over, ventures and investments therein depends on receiving the consent of the other participants. While the precise terms of the arrangements vary, our operations may be affected if disagreements develop with venture partners, as have occurred in the past. For example, in 2001, a dispute arose with local shareholders in our operation in El Salvador which resulted in our management determining that we could no longer exercise significant influence in the operation and thus that it was not appropriate to consolidate the operation during the period of the dispute. Although this dispute was resolved in September 2003 and El Salvador is now consolidated with our operations, there can be no assurance that other disagreements will not occur in the future that could adversely affect our operations. See "Notes to the Consolidated Financial Statements—Summary of Consolidation and Accounting Policies".

        We rely upon dividends and other payments from our ventures to generate the funds necessary to meet our obligations, including our obligations under the notes. The ventures are legally distinct from us and have no obligation to pay amounts due with respect to our obligations, or to make funds available for such payments. Our ventures do not guarantee our obligations. The ability of our ventures to make such payments to us will be subject to, among other things, the availability of funds, the agreement of the venture partner(s), the terms of each venture's indebtedness and applicable local laws. The majority of our operations have entered into financing facilities, some of which are guaranteed by us, many of which restrict and some of which prohibit the payment of dividends by those ventures to us. Claims of creditors of our ventures, including trade creditors, will generally have priority over our claims and the holders of our indebtedness. At December 31, 2003, the consolidated debt and other financing of our ventures was $371,578,000 (including trade creditors).

        Certain insiders own significant amounts of our shares, giving them a substantial amount of management control.

        Kinnevik and Invik & Co AB, together with our management, the Stenbeck estate, a former chairman who died in August 2002, and both the 1980 and 1985 Stenbeck Trusts, beneficially own 46% of the outstanding shares of our common stock as of December 31, 2003. The Stenbeck estate is currently in probate in both Luxembourg and Sweden. Currently, four members of our seven person Board of Directors are independent. Kinnevik and its affiliates, having a significant ownership in Millicom, can exercise control over our management and affairs, including:

  •
  the composition of our Board of Directors and through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

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  the determination and allocation of business opportunities that may be suitable for us;

  •
  any determinations with respect to mergers, acquisitions or other business combinations;

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  our acquisition or disposition of assets;

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  our financing; and

  •
  the incurrence of debt, pledge of our assets and the use of proceeds from any debt financing.

        We cannot assure you that we will agree with the decisions of Kinnevik and the other insiders or that their decisions will be consistent with your interests.

        A substantial number of our directors and executive officers hold positions with Kinnevik or Tele2 AB, which may present conflicts that are resolved in a manner unfavorable to us.

        Four MIC board members hold or held executive positions with Kinnevik, our largest shareholder. Cristina Stenbeck, a member of our Board of Directors, is also Vice Chairman of the Board of Directors of Kinnevik and Invik & Co. In addition, a number of our directors and executive officers hold executive positions with or are directors of Tele2 AB, a pan-European telecommunications company offering fixed and mobile telephony, as well as data network and Internet services. Tele2 AB is controlled by Kinnevik and certain of its affiliates. These positions could create, or appear to create, potential conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for us, Kinnevik or Tele2 AB. These conflicts may ultimately be resolved in a manner that is unfavorable to us. Moreover, a portion of certain of our directors' and officers' time is spent on matters relating to Kinnevik and Tele2 AB, and not us. While it is the current expectation that we have the initial right to consider any telecommunications opportunity that arises in our markets, there is no contractual arrangement to this effect among us and Kinnevik or Tele2 AB and there can be no assurance that we would in fact receive such right of first refusal over any such business opportunity.

  Due to our insufficient equity, there is a risk we may be dissolved.

        Under Luxembourg company law, all companies must have losses less than half their subscribed share capital. If this is not the case, the shareholders must vote as to whether or not to dissolve the company. As of December 31, 2002, we had losses equal to more than half our subscribed share capital. At the annual general meeting held on May 27, 2003, the shareholders elected to continue operations for the coming 12 months. As of December 31, 2003 we had losses equal to more than half our subscribed share capital, and our losses may equal more than half our subscribed share capital in the foreseeable future. There can be no assurance that shareholders will vote to continue operations.

        Our Bolivian venture is in breach of certain financial covenants under its financing agreements. Although none of the lenders have sought to accelerate repayment, there can be no assurance that this will continue to be the case.

        In June 2001, Telefónica Celular de Bolivia SA ("Telecel") signed financing agreements in the amount of $25,000,000 with the International Finance Corporation ("IFC") and $10,000,000 from the Nederlandse Financierings Maatschappij Voor Ontwikkelingslanden, N.V. ("FMO"), also known as the Netherlands Development Finance Company. In addition, in November 2001, Telecel signed a financing agreement in the amount of approximately $10,000,000 with Bayerische Landesbank Girozentrale ("Bayerische"). All three of these financings are guaranteed by MIC. To date, Telecel has made all installment repayments due under these financing agreements and it expects to make the installment repayments due in 2004 totaling $9,826,000. In the past, MIC has lent money to help Telecel meet its obligations under these financings as they became due. As of December 31, 2003, $28,765,000 in aggregate was outstanding under its third party financing arrangements.

        Since April 1, 2002, Telecel has been in breach of certain financial covenants contained in each of the three facilities and the outstanding balances have been re-classified as short-term financing. Telecel has entered into a standstill agreement with the IFC, FMO and Bayerische pursuant to which each has agreed, absent a deterioration in the credit of Telecel or MIC, not to accelerate payment of the obligations under their respective financings until Telecel's 2003 audited financials become available, so long as MIC continues to assist Telecel in making scheduled repayments. There can be no assurance, however, that Telecel will be able to resolve this matter satisfactorily or that any of the lenders will not seek to accelerate repayment of the outstanding balances upon expiration of their respective standstill agreements. If Telecel's obligations under the financing agreements are accelerated, and if it is unable to meet its obligations, MIC would be obligated to satisfy those obligations pursuant to the guarantees.

        U.S. investors will be subject to special tax rules if we are considered to be a passive foreign investment company.

        Special U.S. tax rules apply to U.S. taxpayers who own stock in a "Passive Foreign Investment Company," or "PFIC", or in a "Foreign Personal Holding Company," or "FPHC". We cannot assure you that that we presently are not, or will not become, a PFIC. Our status under the PFIC rules for each year depends upon our income and assets from time to time during that year. Our substantial investment in associated companies' securities and other "passive assets" result in a risk that we are a PFIC or could become a PFIC in the future. If we were determined to be a PFIC, then shareholders who are U.S. persons under U.S. tax laws would be subject to special unfavorable tax rules.

        The ability of investors to enforce civil liabilities under U.S. securities laws may be limited.

        We are incorporated under the laws of the Grand Duchy of Luxembourg. Substantially all of our directors and executive officers are residents of Luxembourg or other countries other than the United States. All or a substantial portion of our assets and those of our directors and executive officers are located outside the United States. As a result, it may not be possible for investors in our securities to effect service of process within the United States upon such persons or upon us or to enforce in U.S. courts or outside the United States judgments obtained against such persons outside the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the civil liability provisions of the U.S. securities laws. We have been advised by our Luxembourg counsel, Linklaters Loesch, that the United States and Luxembourg do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by a federal or state court in the United States based on civil liability, whether or not predicated solely upon United States federal securities laws, would not be enforceable in Luxembourg. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in Luxembourg, the party may submit the final judgment that has been rendered in the United States to a Luxembourg court for the purpose of recognition by such court and enforcement in Luxembourg. A judgment by a federal or state court of the United States against us will be regarded by a Luxembourg court only as evidence of the outcome of the dispute to which such judgment relates, and a Luxembourg court may choose to rehear the dispute.

Risks Related to our Cellular Telephone Operations

  We face intense competition in the cellular telephone operator market.

        The cellular systems in which we have interests face competition from the landline telephone networks and other cellular telephone operators in the markets in which they operate.

        We expect that other cellular telephone operators will obtain licenses in some markets, including markets where we do not currently have a licensed cellular telephone competitor. Moreover, additional licenses may be awarded in markets where we already face competition from other communications technologies that are being or may be developed and/or perfected in the future. In some of our markets, there may be more cellular telephone operators than the market is likely to sustain. In addition, in some of our markets, our competitors may have more advanced technology than us, such as GSM, or greater coverage area than us, or both. The cellular telephone operators in each market compete for customers principally on the basis of services offered, quality of service, coverage area and price. Some of our competitors have substantially greater capital resources than we do. Price competition can be significant.

        In addition, new competitors, such as cable companies that are able to leverage their existing networks, may enter the telecommunications markets. The level of competition is influenced by the continuous and swift technological advances that characterize the industry, the regulatory developments that affect competition and alliances between market participants.

        There is also a risk that, as new competitors enter our prepaid markets and price competition intensifies, our prepaid customers may be more likely to move from one cellular telephone operator to another than our postpaid customers. This could result in our revenue declining, which could adversely affect our results of operations.

        Any failure by us to compete effectively or aggressive competitive behavior by our competitors in pricing their services or acquiring new customers would have a material adverse effect on our revenues and overall results of operations.

        The cellular telephone operations market is heavily regulated.

        The licensing, construction, ownership and operation of cellular telephone networks, and the grant, maintenance and renewal of cellular telephone licenses, as well as radio frequency allocations and interconnection arrangements, are regulated by national, state, regional or local governmental authorities in the markets that we service. In addition, such matters and certain other aspects of cellular telephone operations, including rates charged to customers and the resale of cellular telephone service, may be subject to public utility regulation in the relevant market. For example, in Vietnam, the regulator determines tariff charges to customers. Our ventures also typically require governmental permits, including permits for the construction and operation of cell sites. We do not believe that compliance with these permit requirements should have a material adverse effect on our company. However, we could become subject to claims or regulatory actions relating to any past or future noncompliance with permit requirements. A number of regulators have, or are expected to, reduce interconnection rates. Because we are often one of the larger suppliers of cellular telephone services in the countries we service, this could have the effect of reducing our revenue. Changes in the regulation of our activities, such as increased or decreased regulation affecting prices, the terms of interconnect arrangements with landline telephone networks or mobile operators or requirements for increased capital investments, could materially adversely affect us.

        We face substantial competition for obtaining, funding and renewing telephone licenses.

        We may pursue new license opportunities within existing financial guidelines and group-wide synergy potential. In each market we may face competition for licenses from major international telecommunications entities as well as from local competitors. While we have not typically paid significant amounts for cellular licenses, the competition for the granting or renewal of the licenses is increasingly intense. As such, we anticipate that we may have to pay substantial license fees in certain markets, as well as meet specified network build out requirements. We cannot assure you that we will be successful in obtaining or renewing any cellular telephone licenses, or if licenses are awarded that they can be obtained on terms acceptable to us. If we obtain further licenses or renew existing ones, we may need to seek future funding through additional borrowings or equity offerings, and we cannot assure you that such funding will be obtained on satisfactory terms or at all.

        Our markets are characterized by rapid technological change, which could render our products obsolete and cause us to make substantial expenditures to replace our products.

        Fixed network and other system equipment used in the cellular telephone industry has a limited life and must be replaced because of damage or as a result of ordinary wear and tear. In addition, as new technologies develop, such as, if our competitors were to introduce third generation systems, equipment may need to be replaced or upgraded or a cellular telephone network may need to be rebuilt in whole or in part, at substantial cost, to remain competitive. For example, we are currently building out networks based on the GSM standard in Paraguay, Guatemala, Honduras, El Salvador and Pakistan due to increased competition from other GSM providers in those markets as well as the anticipated benefits of migrating to the GSM standard, including lower repair and maintenance costs, greater availability of handsets and increased functionality. We cannot assure you that unforeseen technological developments will not render our services unpopular with customers or obsolete. In addition, to the extent our equipment or systems become obsolete, we may be required to recognize an impairment charge to such assets, which may have a material adverse effect on our results of operations.

        If we cannot successfully develop and manage our networks, we will be unable to expand our subscriber base and could lose market share and revenues.

        Our ability to increase our subscriber base depends upon the success of the expansion and management of our networks. The build-out of our networks is subject to risks and uncertainties which could delay the introduction of service in some areas and increase the cost of network construction. To the extent we fail to expand our network on a timely basis, we could experience difficulty in expanding our subscriber base. In addition, our ability to manage our ventures successfully is dependent upon our ability to implement sufficient operational resources and infrastructure. The failure or breakdown of key components of our infrastructure in the future, including our billing systems, could have a material negative effect on our profits and results of operations.

        Rapid growth and expansion may cause us difficulty in obtaining adequate managerial and operational resources and restrict our ability to expand successfully our operations.

        Our future operating results depend, in significant part, upon the continued contributions of a small number of our key senior management and technical personnel. Management of growth will require, among other things:

  •
  stringent control of network build-out and other costs;

  •
  continued development of financial and management controls and information technology systems;

  •
  implementation of adequate internal controls;

  •
  hiring and training of new personnel; and

  •
  coordination among our logistical, technical, accounting and finance personnel.

        Our success will also depend, in part, on our ability to continue to attract, retain and motivate qualified personnel. Competition for personnel in our markets is intense due to the small number of qualified individuals. Our failure to manage successfully our growth and personnel needs could have a material negative effect on our business and results of operations.

        In some of our markets, our licenses and frequency allocations are subject to ongoing review, which may result in modification or early termination.

        The continued existence and terms of cellular telephone licenses and frequency allocations are subject to ongoing review and, in some cases, to modification or early termination. The BCC in Vietnam expires in 2005 and our licenses in Pakistan and Paraguay expire in 2005 and 2007, respectively, although the BCC and each license is subject to renewal. While we would not normally expect any of our cellular telephone companies to be required to cease operations at the end of the term of its business arrangement, license or permit, we cannot assure you that business arrangements or licenses will be renewed on equivalent or satisfactory economic terms, or at all. Upon termination, the license and the assets of the cellular telephone company associated with the system may revert to the government or local telecommunications agency, in some cases without any, or adequate, compensatory payment being made to us.

        Our operations are dependent upon interconnect agreements and transmission and leased lines.

        Our ventures are dependent upon access to networks not controlled by us, primarily networks controlled by current or former government owned public telecommunications operators or competing cellular telephone operators. Our financial results are affected by the cost of transmission and leased lines to effect interconnection. There can be no assurance that we will be able to maintain interconnect or leased line agreements on appropriate terms to maintain or grow our business. A number of regulators have, or are expected to, reduce interconnection rates. Because we are often one of the larger suppliers of telephone services in the countries we service, this could have the effect of reducing our revenue.

        The current concerns about the actual or perceived health risks relating to electromagnetic and radio frequency emissions, as well as the attendant publicity or possible resultant litigation, may have a negative effect on the market price of our shares, our financial position or the results of our operations.

        Media and other reports have suggested that electromagnetic and radio frequency emissions from mobile telephone handsets and base stations may cause health problems, including cancer. There is also some concern that these emissions may interfere with the operation of certain electronic equipment, including automobile braking and steering systems. The actual or perceived risks relating to mobile communications devices and base stations, or press reports about these risks, could adversely affect us, including by reducing our subscriber growth rate, subscriber base or average use per subscriber, and could have a negative impact on the market price of our shares. In addition, if a link between electromagnetic or radio frequency emissions and adverse health concerns is demonstrated, government authorities could increase regulation of mobile handsets and base stations as a result of these health concerns or cellular telephone operators, including us, could be held liable for costs or damages associated with these concerns. Any such regulation or litigation could also have a materially adverse effect on our financial position and results of operations.

  Country Risks

        We operate in some markets that are considered politically unstable, which could negatively affect our operations.

        We currently have interests in cellular telephone licenses in 15 countries around the world and are subject to government regulation in each market. Most of the countries in which we operate are emerging economies and are, therefore, subject to greater risks than more developed countries. The governments of the 15 countries differ widely with respect to structure, constitution and stability, and some of these countries lack mature legal and regulatory systems. Some of the countries in which we operate have suffered political instability and civil unrest and there is the possibility that these problems may continue or arise in the future. As a result, we face the risk that our networks could be disrupted in particular countries, which could adversely affect our revenues or results of operations.

        In order for our ventures to provide cellular services, they must receive a license from the government of the countries in which they operate. Our ability to operate is dependent on the licenses granted by the government of each country. These licenses generally allow our ventures to operate for a number of years after which they are subject to renewal. To the extent that our operations depend on governmental approval and regulatory decisions, the operations may be adversely affected by changes in the political structure or government representatives in each of the markets in which we operate. For instance, if a government decided to revoke a license to operate in the middle of its term, our recourse would be to the legal system of the relevant country. Because the legal and court systems of some of the countries in which we operate are not highly developed and are subject to inherent uncertainties, it may be difficult to obtain a fair or unbiased resolution. Recent political and economic changes have resulted in political and regulatory uncertainty in certain countries in which we operate, as further described in "Business." There is also a possibility that a country in which we operate could arbitrarily decide to expropriate the assets of one of our ventures.

        In addition, most of the countries in which our ventures operate have volatile economies. Downturns in the economies of any particular country, or of a region generally, could adversely affect demand for our services, which could result in reduced revenues. We cannot assure you that factors such as these will not have a material adverse effect on our operations in particular countries.

        We operate in a number of jurisdictions, any of which could effect changes to its laws that could unfavorably affect our financial status.

        We hold interests in our cellular telephone companies through our subsidiaries and affiliates in various jurisdictions in and outside Luxembourg. There can be no assurance that the laws or administrative practices relating to taxation (including the current position as to withholding taxes on dividends from the ventures, and tax concessions in certain operations), foreign exchange or otherwise in these jurisdictions will not change. For instance, countries may impose restrictions or other restraints on the conversion of local currencies and the transfer of funds or dividends by our venture companies to our holding company in Luxembourg. Any such change could have a material adverse effect on our financial affairs and on our ability to receive funds from the venture.

        Most of our ventures receive revenue that is denominated in the local currency. In the future, any of the countries in which these ventures are located could impose foreign exchange controls, which could restrict our ability to receive funds from the ventures.

        Most of the ventures in which we have interests receive substantially all of their revenues in the currency of the markets in which they operate. We expect to derive substantially all of our revenues through funds generated by the ventures and, therefore, we will rely on the ability of the ventures to transfer funds to us. Although there are foreign exchange controls in some of the countries in which our cellular telephone companies operate, which could significantly restrict the ability of these ventures to pay interest and dividends and repay loans by exporting cash, instruments of credit or securities in foreign currencies, we have experienced no material difficulty in obtaining permits to allow our ventures to export cash to us. There can be no assurances, however, that this will continue to be the case. In addition, in some countries, it may be difficult to convert large amounts of local currency into foreign currency because of limited foreign exchange markets. The practical effect of this is likely to be time delays in accumulating significant amounts of foreign currency. In addition, a few countries in which we operate restrict the export of cash in local currencies. There can be no assurance that additional foreign exchange control restrictions will not be introduced in the future or that our ability to receive funds from the ventures will not subsequently be restricted.

        Currency fluctuations or devaluations could reduce the amount of profit and assets that we are able to report.

        Exchange rates for currencies of the countries in which our ventures operate may fluctuate in relation to the U.S. dollar, and such fluctuations may have a material adverse effect on our earnings, assets or cash flows when translating local currency into U.S. dollars. For each venture that reports in a currency other than the U.S. dollar, a decrease in the value of that currency against the U.S. dollar would reduce our profits while also reducing both our assets and liabilities. A relevant example was the devaluation of the guarani in Paraguay in 2002 which had an adverse effect on the results of our operations. For the year ended December 31, 2003, we had an exchange loss of $45,602,000, which is mainly due to the exchange loss on the 5% Mandatory Exchangeable Notes. For the years ended December 31, 2002 and 2001, we had exchange losses of $23,483,000 and $17,313,000, respectively. To the extent that our ventures retain earnings or distribute dividends in local currencies in the future, the amount of U.S. dollars we will receive will be affected by fluctuations of exchange rates for such currencies against the U.S. dollar. We generally do not hedge our foreign currency exposure.

        Our ability to reduce our foreign currency exposure may be limited by restrictions on borrowings in local currency.

        At the venture level, we seek to reduce our foreign exchange exposure arising from transactions through a policy of matching, as far as possible, assets and liabilities. Our ability to reduce our foreign currency exchange exposure may be limited by restrictions on borrowings in local currency. For example, under local regulations in Pakistan, foreign controlled services sector companies, such as our Pakistan operations, are required to obtain approval from the State Bank of Pakistan to engage in long-term borrowing in the local market and are required to meet certain requirements imposed by the State Bank of Pakistan, including certain financial ratios. One of our Pakistan operations, Pakcom, has received a waiver from the State Bank of Pakistan, which expires on December 31, 2004, and expects to be able to meet these ratios in the short term. In addition, our other Pakistan operation, Paktel, does not currently meet the applicable ratios but has received a waiver from the State Bank of Pakistan in respect of its borrowings for the initial phases of its GSM network build out. If we fail to meet the applicable requirements, or obtain a waiver, we expect that financing for the later stages of the build out may be financed from cash flows from operations, short-term borrowing or other financing arrangements. We cannot assure you that in the future Pakcom or Paktel will meet the required ratios or obtain waivers, MIC's ability to fund Pakcom's or Paktel's capital expenditure needs as well as to reduce our foreign exchange exposure by borrowing in local currency.

        Potential inflation in local economies may affect some customers' ability to pay for our ventures' services, and it may also adversely affect the stability of the cellular operations market in those areas.

        Our operations are dependent upon the economies of the markets in which we have interests. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product and interest and foreign exchange rates. We may be subject to such fluctuation in the local economies and to the effect of such fluctuations on the ability of customers to pay for our ventures' services. In addition, these fluctuations may affect the ability of the market to support our existing cellular telephone interests or any growth in cellular telephone operations. It is also possible that a period of significant inflation in any of our markets could adversely affect our costs and financial condition.

        We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating ventures or may increase our tax costs.

        Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current taxes, as a method of increasing revenue. In addition, the provisions of new tax laws may prohibit us from passing these taxes on to our local customers. Consequently, these taxes may reduce the amount of earnings that we can generate from our services.

        Our Pakcom venture has received tax assessment notices from Pakistan's tax authorities relating to, among other things, the disallowance of realized foreign exchange losses and interests in the amount of approximately $12 million. Pakcom has filed petitions disputing these assessments. In some cases, Pakcom has received unfavorable decisions, which it is currently appealing. Our Paktel venture is seeking an assessment of prior years on the same basis as in 2000. If these or other tax assessments are ultimately resolved unfavorably to us, this could reduce amounts we receive from our operating ventures or may increase our tax costs.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

        Our net proceeds from the sale of the old notes were approximately $536 million, after deduction of the initial purchasers' discounts and commissions and other expenses of the offering. We used those net proceeds to repay in full our 13.5% Senior Subordinated Notes and our 11% Senior Notes.

CAPITALIZATION

        The following table sets forth our unaudited consolidated capitalization as at March 31, 2004, which has been prepared in accordance with IFRS.

        You should read this table together with the consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus.

At March 31, 2004 (unaudited)
(in thousands of U.S. dollars)
Current Liabilities:
Short-term debt	64,318
Current portion of long-term debt	59,425

Total	123,743

Non-Current Liabilities:
Long-term debt:
2% Senior Convertible PIK Notes(1)	31,001
5% Mandatory Exchangeable Notes in Tele2 AB Series B shares—debt component(2)	314,881
Embedded derivative on the 5% Mandatory Exchangeable Notes in Tele2 AB Series B shares(3)	51,757
10% Senior Notes(4)	536,244
Other long-term debt(5)	112,297

Total	1,046,180

Shareholders' equity/(deficit):	(49,826)

Total capitalization	996,354

(1)
On April 26, 2004, we redeemed all remaining outstanding 2% Senior Convertible PIK Notes, in accordance with the terms of the Indenture, for cash of $160,000. Prior to that date, $63,371,000 of the 2% Notes were converted into shares of MIC common stock by the 2% Noteholders.

(2)
Represents the amortized cost of the 5% Mandatory Exchangeable Notes as of March 31, 2004. Amounts translated from Swedish kroner to U.S. dollars, with the period-end exchange rate.

(3)
Represents the fair value at March 31, 2004 of the embedded derivative.

(4)
The reported amount of $536,244,000 is net of unamortized deferred financing fees of $13,756,000.

(5)
Other long-term debt includes debt at our subsidiaries and ventures.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated statement of profit and loss for the year ended December 31, 2003, is based upon MIC's historical audited consolidated statement of profit and loss for the year ended December 31, 2003 after giving effect to the pro forma adjustments described in the notes hereafter.

        The following transactions have been reflected in the unaudited pro forma condensed consolidated statement of profit and loss for the year ended December 31, 2003 as if they occurred as of January 1, 2003: (i) the disposal of our interest in Celcaribe S.A. or "Celcaribe" in February 2003, the Colombian cellular operation, (ii) the contemplated sale of our Peruvian high speed wireless data network operator (iii) the issuance of the 5% Mandatory Exchangeable Notes in August 2003 for an amount of SEK 2,555,994,999 or approximately $310,000,000 (the "5% Notes"), (iv) the issuance of $550,000,000 of 10% Senior Notes due 2013 in November 2003 (the "10% Notes"), (v) the exchange (the "Exchange") by MIC of $775,751,000 of its Corporate Subordinated 13.5% Notes due 2006 (the "Old Notes") for $560,599,000 of 11% Senior Notes due 2006 (the 11% Notes) and $63,531,000 of 2% Payment-in-Kind Senior Notes due 2006 (the "2% PIK Notes") and (vi) the redemption of the total amount of the 11% Notes and the remaining Old Notes outstanding, after the Exchange, using the proceeds from the 10% Notes at various dates throughout 2003 (the "Redemptions"). We refer to the transactions mentioned in (i) and (ii) collectively as the "Dispositions", to the transactions mentioned in (iii) and (iv) collectively, as the "Debt Issuances" and to the Debt Issuances, the Exchange and the Redemptions together, as the "Debt Restructuring".

        The unaudited pro forma condensed consolidated financial information is based upon a number of assumptions, estimates, uncertainties and currently available information. As a result of these assumptions, estimates, uncertainties, the accompanying unaudited pro forma condensed consolidated financial information does not purport to represent what the results of operations or financial position would actually have been or would be if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period, nor does it purport to predict our future results of operations or financial position.

        The unaudited pro forma adjustments have been made to reflect the adjustments directly attributable to the events described above that we expect will have a continuing impact on our operations, and are factually supportable. The unaudited pro forma condensed consolidated financial statements are qualified in their entirety by, and should be read in conjunction with the historical audited consolidated financial statements as of and for the year ended December 31, 2003, which are prepared in accordance with International Financial Reporting Standards ("IFRS") and are included herein.

 Unaudited Pro Forma Condensed Consolidated Statement of Profit and Loss for the
Year Ended December 31, 2003

	Historical December 31, 2003	Pro forma adjustments for Dispositions (Note 2)	Pro forma adjustments for Debt Restructuring (Note 1)	Pro forma December 31, 2003 (unaudited)
	US$ '000	US$ '000	US$ '000	US$ '000
Revenues	647,104	(10,299)	—	636,805
Cost of sales	(258,002)	3,472	—	(254,530)

Gross profit	389,102	(6,827)		382,275
Operating expenses	(226,587)	7,537	—	(219,050)

Operating profit	162,515	710	—	163,225
Other non-operating income (expense), net	83,372	1,765	(70,546)	14,591

Profit before taxes and minority interest	245,887	2,475	(70,546)	177,816
Charge for taxes	(52,369)	(154)	—	(52,523)

Profit before minority interest	193,518	2,321	(70,546)	125,293
Minority interest	(14,695)	(102)	—	(14,797)

Net profit for the period	178,823	2,219	(70,546)	110,496

Basic earnings per common share (US$)	$2.74			$1.69

Weighted average number of shares outstanding in the period ('000s)	65,312			65,312

Diluted earnings per common share (US$)	$2.26			$1.31

Weighted average number of shares and diluted potential shares outstanding in the period ('000s)	80,500			88,604

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

 Notes to the unaudited pro forma condensed consolidated statements of profit and loss for the year ended December 31, 2003

Note 1—Pro forma adjustments related to the Debt Issuances and the Debt Restructuring

        The pro forma adjustments include the following adjustments to reflect the Debt Restructuring in the consolidated statement of profit and loss for the year ended December 31, 2003 as if the Debt Restructuring had occurred as of January 1, 2003: (1) the removal of the gain of $96,748,000 on the Exchange and (2) a net decrease of $26,202,000 to non-operating expense corresponding to (i) the reversal of the interest expense and accretion of debt discount, from the Old Notes and the 11% Notes, paid and accrued of $87,623,000, (ii) the reversal of interest expense on the Toronto-Dominion facility of $7,116,000, (iii) the recognition of incremental interest expense of $49,347,000 on the 10% Notes and of $12,780,000 on the 5% Notes, (iv) the amortization of deferred financing costs of $783,000 on the 10% Notes and of $5,996,000 on the 5% Notes and (v) the recognition of incremental interest income of $369,000 on the U.S. Treasury Strips.

Note 2—Pro-forma adjustments related to the Dispositions

        The following items have been removed from the historical statement of profit and loss for the year ended December 31, 2003 as though the Dispositions had occurred on January 1, 2003: (1) all results of their operations from January 1, 2003 to the date of the disposal of Celcaribe and to December 31, 2003 for Millicom Peru S.A.; and (2) the historical gain of $3,305,000 on the disposal of Celcaribe, historically recorded under "Operating expenses".

        The table below presents the pro forma adjustments for each of the disposed entities for the year ended December 31, 2003:

	Millicom Peru	Celcaribe	Total pro forma adjustments for Dispositions
	US$ '000	US$ '000	US$ '000
Revenues	(4,373)	(5,926)	(10,299)
Cost of sales	1,615	1,857	3,472

Gross profit	(2,758)	(4,069)	(6,827)
Operating expenses	6,517	1,020	7,537

Operating loss	3,759	(3,049)	710
Other non-operating (income) expense, net	(5)	1,770	1,765

Loss before taxes and minority interest	3,754	(1,279)	2,475
Charge for taxes	(346)	192	(154)

Loss before minority interest	3,408	(1,087)	2,321
Minority interest	—	(102)	(102)

Net profit (loss) for the year	3,408	(1,189)	2,219

Note 3—Earnings/Loss per share

        The information about basic and diluted EPS for the year ended December 31, 2003 is provided in the audited consolidated financial statements for year ended December 31, 2003 included in our report on Form 6-K filed on March 31, 2004.

        Pro forma diluted EPS for the year ended December 31, 2003 under IFRS is comprised as follows:

Pro forma net profit for the period (US$ '000) under IFRS	110,496
Interest expense for the period relating to the liability component of the 2% PIK Notes (US$ '000)	5,416

Diluted earnings for the period (US$ '000) under IFRS	115,912

Pro forma weighted average number of shares outstanding during the period (in '000)	65,312
Effect of stock options	2
Effect of dilutive securities through conversion of 2% PIK Notes (in '000)	23,290

Pro forma weighted average number of diluted shares outstanding during the period (in '000)	88,604

Pro forma Basic EPS (US$) under IFRS	$1.69
Pro forma Diluted EPS (US$) under IFRS	$1.31

        Pro forma basic and diluted EPS for the year ended December 31, 2003 under US GAAP are the same as there is a pro forma loss under US GAAP for such period.

Note 4—Reconciliation to U.S. GAAP

        Provided below is the reconciliation of the unaudited pro forma profit from continuing operations under IFRS to the unaudited pro forma loss from continuing operations under U.S. GAAP for the year ended December 31, 2003. A summary description of the reconciling items is provided below the quantitative reconciliation. A more complete description of the reconciling items is contained in our audited consolidated financial statements for the year ended December 31, 2003, included herein.

	Items	Year ended December 31, 2003
		$ '000
U.S. GAAP reconciliation of pro forma profit from continuing operations (Unaudited)
Pro forma profit for the year from continuing operations under IFRS		110,496
Items (decreasing) increasing IFRS pro forma profit:
Application of equity method of accounting	A	(1,052)
Application of equity method of accounting for Telemovil El Salvador	B	5,830
Adjustments to initial step-up in the value of licenses	C	2,273
Compensation cost for stock options granted to employees	D	(1,157)
Recognition of connection fees and related costs	E	(2,994)
Reduced impairment of tangible and intangible assets and corresponding incremental depreciation charge	F	(1,579)
Reversal of goodwill amortization	G	6,695
Reclassification of shareholders' equity of fair value adjustment for available-for-sale securities	H	(241,163)
Adjustment to debt exchange	I	(948)

Pro forma loss from continuing operations under U.S. GAAP		(123,599)

Basic and diluted pro forma loss per common share under U.S. GAAP		(1.89)

Pro forma weighted average number of shares outstanding in the period (in '000)		65,312

Reconciliation to U.S. GAAP

  A.
  Adjustment to the pro forma statement of profit and loss for the year ended December 31, 2003 that would have been recorded under U.S. GAAP for a) discontinuing MIC's share of losses on certain joint ventures in excess of MIC's total investment in the joint venture, and b) additional losses recorded by MIC above those recorded for IFRS due to MIC's commitment to provide further financial support to the joint venture.

  B.
  Adjustment to record results of operations of Telemovil, MIC's El Salvadoran operation, under the equity method in 2003, until MIC began fully consolidating Telemovil in September 2003.

  C.
  Adjustment to reverse amortization expense recorded for IFRS due to the stepped-up value of cellular properties contributed by the shareholders of certain of the Company's joint ventures, upon formation. Under U.S. GAAP, the contributed properties were recorded at the contributing shareholder's carryover basis.

  D.
  Adjustment to record compensation expense on stock compensation arrangements under US GAAP, as no compensation expense is recorded for stock based compensation under IFRS.

  E.
  Adjustment to defer pro forma revenue on connection fees and incremental costs of connection fees for U.S. GAAP, net of revenue and costs deferred in a prior period.

  F.
  Adjustment between IFRS and US GAAP for differences in calculating and recording impairments on long-lived assets.

  G.
  Adjustment to reverse goodwill amortization recorded under IFRS and not recorded under US GAAP.

  H.
  Adjustment to reclassify revaluation gains on available-for-sale securities recorded in the profit and loss account for IFRS, to other comprehensive income for US GAAP.

  I.
  Adjustments to reconcile to U.S. GAAP the IFRS accounting treatment of the Exchange, excluding 1) an increase in the realized gain on the exchange of $16,002,000 for US GAAP, and 2) amortization of deferred costs related to the 11% Notes remaining at redemption of the 11% notes, as these items are non-recurring in nature and therefore not expected to have a continuing impact on our operations.

DESCRIPTION OF THE NOTES

        In this "Description of the Notes" section, "we", "us", "our" or "the Company" refers only to Millicom International Cellular S.A., and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under "—Certain Definitions".

        On November 24, 2003, we issued $550,000,000 aggregate principal amount of the old notes under an indenture (the "Indenture") between us and The Bank of New York, as Trustee. We will also issue the new notes under the Indenture. We refer to the old notes and the new notes jointly as the "notes". The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939.

        The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The Indenture will govern both the old notes and the new notes. The new notes and the old notes are part of a single class under the Indenture, and if the exchange offer is consummated, holders of the old notes who do not exchange their notes will vote together with the holders of the new notes for all relevant purposes of the Indenture.

        The following is a summary of the material provisions of the Indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the Indenture in its entirety. Copies of the Indenture are available as described under "Where You Can Find More Information".

General

        The notes:

  •
  are our unsecured unsubordinated obligations, ranking equally in right of payment with all our existing and future unsubordinated obligations; and

  •
  mature on December 1, 2013.

        The notes bear interest at 10% per annum, payable semiannually in arrears on each June 1 and December 1, commencing June 1, 2004, to holders of record on the May 15 or November 15 immediately preceding the interest payment date. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old notes surrendered in the exchange offer, or, if no interest has been paid on such old notes, from the date of issue of the old notes.

        Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Special Interest

        In this "Description of the Notes" section and in the Indenture, references to interest shall be deemed also to refer to any special interest which may be payable. See "The Exchange Offer".

Additional Notes

        Subject to the covenants described below, we may issue notes under the Indenture having the same terms in all respects as the notes except that interest will accrue on the additional notes from their date of issuance. The notes offered hereby and any additional notes would be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the notes.

Ranking; Structural Subordination

        All our operations are conducted through our subsidiaries and joint ventures. Claims of creditors of subsidiaries or joint ventures, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries or joint ventures, and claims of preferred and minority stockholders (if any) of those subsidiaries or joint ventures generally will have priority with respect to the assets and earnings of those subsidiaries and joint ventures over the claims of our creditors, including holders of the notes. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of our subsidiaries and joint ventures. Although the Indenture limits the incurrence of Debt and Redeemable Stock of our Restricted Subsidiaries or Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates, the limitation is subject to a number of significant exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by our Restricted Subsidiaries or Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates of liabilities that are not considered Debt or Redeemable Stock under the indenture. See "—Limitation on Debt".

Optional Redemption

        Except as set forth in the next two paragraphs, the notes are not redeemable at our option.

        At any time and from time to time on or after December 1, 2008, we may redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12 month period commencing December 1 in Year

Percentage
2008	105.000%
2009	103.333%
2010	101.667%
2011 and thereafter	100.000%

        At any time and from time to time prior to December 1, 2006, we may redeem notes with the net cash proceeds received by us from any sale of our Common Stock at a redemption price equal to 110% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes (including additional notes); provided that

  (1)
  in each case the redemption takes place not later than 90 days after the closing of such sale, and

  (2)
  not less than 65% of the original principal amount of the notes (including additional notes) remains outstanding immediately thereafter.

        If fewer than all of the notes are being redeemed, the Trustee will select the notes to be redeemed pro rata, by lot or by any other method the Trustee in its sole discretion deems fair and appropriate, in denominations of $1,000 principal amount and multiples thereof. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

        Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 calendar days before the redemption date to each holder of notes to be redeemed at its registered address. We will cause a copy of such notice to be published in a daily newspaper with general circulation in New York City (which is expected to be the Wall Street Journal), London (which is expected to be the

Financial Times) and, for so long as the notes are listed on the Luxembourg Stock Exchange, Luxembourg (which is expected to be the Luxemburger Wort). If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent for the notes funds in satisfaction of the redemption price pursuant to the indenture. Notes called for redemption become due on the date fixed for redemption. In connection with any redemption, we will notify the Luxembourg Stock Exchange of any change in the principal amount of notes outstanding.

Additional Amounts; Tax Redemption

        We agree that, if any deduction or withholding of any present or future withholding taxes levies, imposts or charges whatsoever imposed by or for the account of Luxembourg or any political subdivision or taxing authority thereof or therein shall be required, we will (subject to compliance by the holders of the notes with any relevant administrative requirements) pay such additional amount in respect of principal (and premium, if any) and interest as may be necessary in order that the net amounts paid to such holders pursuant to the notes after such deduction or withholding shall equal the respective amounts of principal (and premium, if any) and interest specified in the notes; provided, however, that we shall not be required to make any payment of additional amounts for or on account of (i) any tax or governmental charge which would not be payable but for the fact that the holder of a note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, Luxembourg or such political subdivision or otherwise having some connection with Luxembourg or such political subdivision other than the holding or ownership of such notes or the collection of principal of (and premium, if any) and interest on such notes or the enforcement of such notes; (ii) any tax or other governmental charge that would not have been imposed but for the presentation of a note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; (iii) any deduction or withholding imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive; (iv) any tax or other governmental charge required to be withheld by any paying agent from a payment on a note, if such payment can be made without such deduction or withholding by any other paying agent; (v) any tax or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with Luxembourg or any political subdivision thereof if such compliance is required as a precondition to relief or exemption from such tax or other governmental charge (including without limitation a certification that such holder is not resident in the Luxembourg or any political subdivision thereof or an individual resident in a member state of the European Union).

        In addition, we shall not have any obligation to pay additional amounts to a holder that is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal or interest on a note if the laws of Luxembourg or any political subdivision thereof require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had it been the holder of such note.

        In the opinion of Ernst & Young, under Luxembourg law as applied and interpreted on the date of this prospectus, no taxes, levies, imposts or charges of Luxembourg or any political subdivision or taxing authority thereof or therein would be required to be deducted or withheld from any payment by us to a resident of the United States (who is not also a resident of the European Union) pursuant to the notes.

        If at any time we shall determine that we would be required to pay any additional amounts pursuant to the terms of the notes as the result of a change in, or amendment to, the laws or regulations or rulings promulgated thereunder of (i) Luxembourg or (ii) in the case of a successor entity, such entity's jurisdiction of organization or, in each case, of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in an application or interpretation of such laws, regulations or rulings either generally or in relation to the notes, which change or amendment to such laws, regulations, rulings, application or interpretation becomes effective after (i) the issue date of the old notes or (ii) the date such successor entity assumes our obligations under the Indenture, respectively, the notes will be redeemable as a whole at our option at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date fixed for redemption.

        Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 calendar days before the redemption date to each holder of notes at its registered address. We will cause a copy of such notice to be published in a daily newspaper with general circulation in New York City (which is expected to be the Wall Street Journal), London (which is expected to be the Financial Times) and, for so long as the notes are listed on the Luxembourg Stock Exchange, Luxembourg (which is expected to be the Luxemburger Wort). On and after the redemption date, interest will cease to accrue on the notes so long as we have deposited with the paying agent for the notes funds in satisfaction of the redemption price pursuant to the indenture. Notes called for redemption become due on the date fixed for redemption.

No Mandatory Redemption or Sinking Fund

        There will be no mandatory redemption or sinking fund payments for the notes.

Change of Control

        Within 60 days of the occurrence of a Change of Control Triggering Event, we will be required to make an Offer to Purchase all Outstanding notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. A "Change of Control Triggering Event" will be deemed to have occurred if a Change of Control has occurred and a Rating Decline occurs. A "Change of Control" will be deemed to have occurred at such time as either (a) any Person (other than a Permitted Holder) or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the U.S. Exchange Act, or any successor provision thereto (other than Permitted Holders), together with any Affiliates thereof, shall beneficially own (within the meaning of Rule 13d-3 under the U.S. Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of our Voting Stock; or (b) any Person or Group (other than Permitted Holders), together with any Affiliates thereof, shall succeed in having a sufficient number of its nominees elected to our Board of Directors such that such nominees, when added to any existing director remaining on our Board of Directors after such election who was a nominee of or is an Affiliate of such Person or Group, will constitute a majority of our Board of Directors. A "Permitted Holder" is Industriförvaltnings AB Kinnevik, Kinnevik B.V. and each of their Affiliates, the estate, spouse, ancestors, and lineal descendants of Jan H. Stenbeck, the legal representatives of any of the foregoing and the trustees of any bona fide trust of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (within the meaning of Rule 13d-3 and 13d-5 under the U.S. Exchange Act or any successor provision thereto) voting securities representing at least 66 2/3% of the total voting power of all classes of Capital Stock of such Person (exclusive of any matters as to which class voting rights exist). A "Rating Decline" will be deemed to have occurred if at any time within the earlier of (i) 90 days after the date of public notice of a Change of Control, or of our intention or the intention of any Person to effect a Change of Control and (ii) the occurrence of the Change in Control (which period shall in either event be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by a Rating Agency), the rating of the notes is decreased by either Rating Agency by one or more Gradations and the rating by both Rating Agencies on the notes following such downgrade is below Investment Grade.

        In the event that we make an Offer to Purchase the notes, we intend to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the U.S. Exchange Act.

Certain Covenants

        The Indenture contains, among others, the covenants described below. The accounting terms used in such covenants shall have the meanings assigned to them in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Committee, which are the accounting standards used by us in presenting our consolidated financial statements. The principal differences between the accounting policies applied by us under International Financial Reporting Standards and U.S. generally accepted accounting principles ("U.S. GAAP") are discussed in Note 30 to our consolidated financial statements included elsewhere in this offering memorandum.

        Terms used in this "Description of the Notes" section but not otherwise defined shall have the meanings given to them in the Indenture.

        Limitation on Debt.    We may not, and may not permit any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate to Incur any Debt, unless the Leverage Ratio for the most recently completed fiscal quarter for which financial statements are available would be less than 4.0 to 1.

        Notwithstanding the foregoing limitation, the following Debt may be Incurred:

  (i)
  Debt Incurred under any Credit Facilities in an aggregate principal amount at any one time not to exceed $100 million, and any renewal, extension, refinancing, refunding, substitution or replacement thereof in an amount which, together with any amount remaining outstanding or committed under such Credit Facilities or any successor agreements, does not exceed the amount outstanding or committed under such Credit Facilities or such successor agreements immediately prior to such renewal, extension, refinancing, refunding, substitution or replacement;

  (ii)
  the original issuance by us of the Debt evidenced by the notes;

  (iii)
  Debt (other than Debt described in another clause of this paragraph) outstanding, committed or mandated on the date of the Indenture (including but not limited to the 13.5% Notes for a period of up to 45 days after the date of the Indenture, the 11% Notes for a period of up to 45 days after the date of the Indenture, the 2% Notes and the 5% Mandatory Exchangeable Notes);

  (iv)
  Debt owed by us to any of our Restricted Subsidiaries or Debt owed by any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate to us, any of our Restricted Subsidiaries or Restricted Affiliates or, in the case of Debt of a Restricted Subsidiary of a Restricted Affiliate, to another Restricted Subsidiary of such Restricted Affiliate; provided, however, that upon either (1) the transfer or other disposition by us or such Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate of any Debt so permitted to a Person other than us or any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate or (2) such Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate ceasing to be our Restricted Subsidiary, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate, the provisions of this clause (iv) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

  (v)
  Guarantees by us of Debt of any of our Subsidiaries or Minority Owned Affiliates; provided that we then hold cash or Cash Equivalents not subject to any pledge, security interest or other encumbrance in an aggregate amount equal to not less than 100% of the amount of all such Guarantees then outstanding; provided further, that if any such Guarantee relates to

    Debt Incurred in reliance on one or more of clauses (i) through (iv) above or clauses (vi) through (x) below, the amount of such cash or Cash Equivalents held by us may be reduced by an amount equal to the amount of such Guaranteed Debt Incurred in reliance on such clause or clauses; provided further that if at any time the aggregate amount of such Guarantees Incurred in reliance on this clause (v) exceeds the aggregate amount of such cash or Cash Equivalents so held by us (plus the amount of any reduction pursuant to the foregoing proviso), the provisions of this clause (v) shall no longer be applicable to such Guarantees to the extent of such excess and an amount of such Guarantees equal to the amount of such excess shall be deemed to have been Incurred at the time such deficiency arose (this third proviso to be applied successively whenever the amount of such cash and Cash Equivalents decreases);

  (vi)
  Acquired Debt;

  (vii)
  Debt consisting of Permitted Interest Rate, Currency or Commodity Price Agreements;

  (viii)
  our Debt, Debt of any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (including, in each case, successive refinancings, extensions and renewals), outstanding Debt of the same entity (each of the foregoing, a "refinancing") in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the issuer thereof as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the fees and expenses (including premiums and defeasance costs) of the issuer thereof reasonably incurred in connection with such refinancing; provided, however, that (A) Debt the proceeds of which are used to refinance the notes or Debt which is pari passu with or subordinate in right of payment to the notes shall only be permitted if (x) in the case of any refinancing of the notes or Debt which is pari passu to the notes, the refinancing Debt is made pari passu to the notes or subordinated to the notes, and (y) in the case of any refinancing of Debt which is subordinated to the notes, the refinancing Debt is so subordinated at least to the same extent; (B) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (1) if term Debt, has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Debt being refinanced and (2) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced;

  (ix)
  Debt Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is non-recourse Debt with respect to us, any of our Restricted Subsidiaries, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate; provided, however, that in the event such Securitization Entity ceases to qualify as a Securitization Entity or such Debt ceases to constitute such non-recourse Debt with respect to us, any of our Restricted Subsidiaries, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate, such Debt will be deemed, in each case, to be Incurred at such time; and

  (x)
  Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (ix) above, which, together with any other outstanding Debt Incurred pursuant to this clause (x), has an aggregate principal amount not in excess of $75 million at any time outstanding.

        For the purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt permitted by the second paragraph under "—Limitation on Debt" or is entitled to be Incurred pursuant to the first sentence of "—Limitation on Debt", we in our sole discretion shall classify or reclassify such item of Debt and only be required to include the amount of such Debt as one of such types.

        For the purposes of determining compliance with any covenant in the Indenture or whether an Event of Default has occurred, in each case, where Debt is denominated in a currency other than U.S. Dollars, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of such Incurrence; provided, however, that if any such Debt that is denominated in a different currency is subject to an Interest Rate, Currency or Commodity Price Agreement with respect to U.S. Dollars covering principal and premium, if any, payable on such Debt, the amount of such Debt expressed in U.S. Dollars will be adjusted to take into account the effect of such an agreement. The principal amount of any Debt Incurred in the same currency as the Debt being refinanced under clause (viii) above will be the U.S. Dollar Equivalent of the Debt refinanced, except to the extent that such U.S. Dollar Equivalent was determined based on an Interest Rate, Currency or Commodity Price Agreement, in which case the principal amount of the refinancing Debt will be determined in accordance with the preceding sentence.

        Limitation on Restricted Payments.    We may not, and may not permit any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate to, directly or indirectly, (i) declare or pay any dividend or make any distribution in respect of our Capital Stock or to the holders thereof, excluding any dividends or distributions by us payable solely in shares of our Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire our Capital Stock (other than Redeemable Stock), (ii) purchase, redeem, or otherwise acquire or retire for value (a) any of our Capital Stock or that of any of our Related Persons or (b) any options, warrants or other rights to acquire shares of our Capital Stock or that of any Related Person of ours or any securities convertible or exchangeable into shares of our Capital Stock or that of any of our Related Persons, (in respect of (a) and (b) above, (A) in each case, other than from us or any of our Restricted Subsidiaries, and (B) in the case of a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate, other than from a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate), (iii) redeem, repurchase, defease or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment our Debt which is subordinate in right of payment to the notes, or (iv) make any Investment, other than Permitted Investments (each of clauses (i) through (iv) (other than pursuant to "—Outstanding Debt") being a "Restricted Payment") if: (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result from such Restricted Payment, or (2) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter period, we could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of "—Limitation on Debt", or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of the Indenture (including for this purpose, in respect of any Investment, only our Pro Rata Portion of such Investment, but excluding those made pursuant to the further proviso below or pursuant to clause (ii) or (iii) of the next paragraph), exceeds the sum of (a) the difference of (x) 100% of cumulative Operating Income from December 31, 2003 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which our quarterly or annual financial statements are available minus (y) the product of 1.5 times cumulative Consolidated Interest Expense from December 31, 2003 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which our quarterly or annual fiscal statements are available; plus (b) $10 million; plus (c) 100% of our Pro Rata Portion of the net reduction in Investments in any Unrestricted Subsidiary or Unrestricted Affiliate resulting from payments of interest on Debt, dividends, return of capital, repayments of loans or advances, or other transfers of assets, in each case to us or any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate from such Unrestricted Subsidiary or Unrestricted Affiliate (except to the extent that any such payment is included in the calculation of Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries; provided that the amount included in this clause (c) shall not exceed our Pro Rata Portion of the amount of Investments previously made by us and our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate in such Unrestricted Subsidiary or Unrestricted Affiliate; provided further, that we, any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate may make any Restricted Payment (i) with the aggregate net proceeds received by us after the date of the Indenture, including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), from contributions of capital or the issuance and sale (other than to any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate) of our Capital Stock (other than Redeemable Stock), options, warrants or other rights to acquire our Capital Stock (other than Redeemable Stock) and our Debt or Debt of any of our Restricted Subsidiaries or of a Restricted Affiliate or of a Restricted Subsidiary of a Restricted Affiliate that has been converted into or exchanged for our Capital Stock (other than Redeemable Stock and other than by or from any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate) after the date of the Indenture; provided that any such net proceeds received by us from an employee stock ownership plan financed by loans from us or any of our Subsidiaries shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination and (ii) in the aggregate amount by which our Debt is reduced on our consolidated balance sheet on or after the date of the Indenture upon the conversion or exchange of Debt issued or sold on or prior to the date of the Indenture that is convertible or exchangeable for our Capital Stock (other than Redeemable Stock). Prior to the making of any Restricted Payment, we shall deliver to the Trustee an Officers' Certificate setting forth the computations by which the determinations required by clauses (2) and (3) above were made and stating that no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or will result from such Restricted Payment.

        Notwithstanding the foregoing, (i) we may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, we could have paid such dividend in accordance with the foregoing provision and so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result therefrom; (ii) we may refinance any Debt otherwise as permitted by clause (viii) of the second paragraph under "—Limitation on Debt" above or solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate or from or to an employee stock ownership plan financed by loans from us or any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate) of shares of our Capital Stock (other than Redeemable Stock), provided that the amount of net proceeds from such exchange or sale shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph; (iii) we may purchase, redeem, acquire or retire any shares of our Capital Stock solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate or from or to an employee stock ownership plan financed by loans from us or any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate) of shares of our Capital Stock (other than Redeemable Stock); (iv) we may make loans to employees in connection with such employees' exercise of options to purchase Capital Stock or otherwise in the ordinary course of business; and (v) we may purchase, redeem, acquire or retire shares of our Capital Stock for aggregate consideration not to exceed $50 million. Any payment made pursuant to clause (i), (iv) or (v) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments pursuant to the preceding paragraph.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    We may not, and may not permit any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary, Restricted Affiliate, or Restricted Subsidiary of a Restricted Affiliate (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock to us or any other of our Restricted

Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate or pay any Debt or other obligation owed to us or any other such Restricted Subsidiary, Restricted Affiliate, or Restricted Subsidiary of a Restricted Affiliate; (ii) to make loans or advances to us or any other of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate; or (iii) to transfer any of its property or assets to us or any other of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate. Notwithstanding the foregoing, we may, and may permit any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate to, suffer to exist any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of the Indenture; (b) pursuant to an agreement relating to any Debt Incurred by a Person (other than any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate existing on the date of the Indenture or any Person carrying on any of the businesses of any such Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate) prior to the date on which such Person became such a Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate and outstanding on such date and not Incurred in anticipation of becoming such a Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; (c) pursuant to an agreement by which a Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate obtains financing; provided that (x) such restriction is not materially more restrictive than customary provisions in comparable financing agreements and (y) our management determines that at the time such agreement is entered into such restriction will not materially impair our ability to make payments on the notes; (d) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) or (c) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by our management; (e) in the case of clause (iii) above, restrictions contained in any security agreement (including a capital lease) securing Debt of any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (f) in the case of clause (iii) above, customary nonassignment provisions entered into in the ordinary course of business consistent with past practices in leases to the extent such provisions restrict the transfer or subletting of any such lease; (g) customary restrictions contained in asset sale agreements limiting the transfer of property subject to such agreements pending the closing of such sales; (h) with respect to a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity; (i) pursuant to joint venture agreements; provided, however, that the terms of any such joint venture agreement are consistent with past practice and any such encumbrance or restriction is applicable only to such Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, and provided further that our Board of Directors determines that, at the time such encumbrance or restriction arises or is agreed to, it will not materially impair our ability to make payments on the notes; or (j) such encumbrance or restriction is the result of applicable law or regulation.

        Limitation on Sale and Leaseback Transactions.    We shall not, and shall not permit any of our Restricted Subsidiaries, Restricted Affiliates or a Restricted Subsidiaries of a Restricted Affiliate to, enter into any Sale and Leaseback Transaction with respect to any of its assets or property unless: (a) we, such Restricted Subsidiary, such Restricted Affiliate or such Restricted Subsidiary of a Restricted Affiliate would be entitled to: (1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the first paragraph of "—Limitation on Debt", and (2) create a Lien on such assets or property securing such Attributable Debt without also securing the notes pursuant to "—Limitation on Liens Securing Our Debt", and (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Dispositions".

        Limitation on Liens Securing Our Debt.    We shall not, and shall not permit any of our Restricted Subsidiaries, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to, Incur or suffer to exist any Lien (other than Permitted Liens) on or with respect to any property or assets now owned or hereafter acquired to secure any of our Debt unless the notes are equally and ratably secured by such Lien; provided that, if the Debt secured by such Lien is subordinate or junior in right of payment to the notes, then the lien securing such Debt shall be subordinate or junior in priority to the Lien securing the notes at least to the same extent as such Debt is subordinate or junior to the notes.

        Limitation on Guarantees of Our Subordinated Debt.    We may not permit any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate, directly or indirectly, to assume, Guarantee or in any other manner become liable with respect to any of our Debt that is expressly by its terms subordinate or junior in right or payment to any other of our Debt.

        Limitation on Asset Dispositions.    We may not, and may not permit any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate to, make any Asset Disposition in one or more related transactions unless; (i) we or such Restricted Subsidiary or Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith and evidenced by a Board Resolution filed with the Trustee; (ii) at least 75% of the consideration for such disposition consists of (a) cash or readily marketable cash equivalents or the assumption of our Debt or other liabilities (other than Debt or liabilities that are subordinated to the notes) or Debt or other liabilities of such Restricted Subsidiary or Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate relating to such assets and release from all liability on the Debt assumed or (b) Related Assets, or any combination thereof; and (iii) our Pro Rata Portion of the difference between all Net Available Proceeds, less any amounts invested within 360 days of such disposition in a Related Business or committed to such investment, are applied within 360 days of such disposition (1) first, to purchase, prepay, repay or reduce any of our Debt that is pari passu with the notes or Debt of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate or to make an Offer to Purchase outstanding notes at 100% of their principal amount plus accrued interest to the date of purchase, and (2) second, to the extent of any such funds remaining, to any other use as determined by us which is not otherwise prohibited by the Indenture.

        Notwithstanding the foregoing, we will not be required to purchase notes pursuant to the requirements described in clause (iii)(1) of the preceding paragraph if our Pro Rata Portion of the funds available for such use in respect of an Asset Disposition, together with our Pro Rata Portion of the funds available for such use in respect of all prior Asset Dispositions, which were not so used pursuant to the provisions described in this paragraph, are less than $10 million.

        Transactions with Affiliates.    We may not, and may not permit any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate to, enter into any transaction (or series of related transactions) with any of our Affiliates or Related Persons (other than us or any of our Restricted Subsidiaries which are 80% or more owned Subsidiaries prior to such transaction), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to us or such Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or Related Person. For any such transaction (or series of related transactions) that involves in excess of (a) $7.5 million, a majority of the disinterested members of the Board of Directors shall determine that such transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee and (b) $25 million, an internationally recognized accounting, appraisal or investment banking firm shall deliver an opinion as to the fairness of such transaction from a financial point of view to us, such Restricted Subsidiary, such Restricted Affiliate or such Restricted Subsidiary of a Restricted Affiliate, as applicable.

        The foregoing restriction shall not apply to (i) reasonable and customary payments on behalf of our directors, officers or employees or any of the directors, officers or employees of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate, or in reimbursement of reasonable and customary payments or reasonable and customary expenditures made or incurred by such Persons as directors, officers or employees, (ii) any Restricted Payment permitted under "—Limitation on Restricted Payments" and any Permitted Investment, and (iii) any loan or advance by us or any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate to employees of any of them in the ordinary course of business.

        Existence and Maintenance of Properties.    We will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises; provided, however, that we shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders.

        We will cause all properties used or useful in the conduct of our business or the business of any of our Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this paragraph shall prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to the holders. We shall, and shall cause our Restricted Subsidiaries to, keep at all times all of our and their properties which are of an insurable nature insured against loss or damage with insurers believed by us to be responsible to the extent that property of a similar character is usually so insured by corporations similarly situated and owning like properties in accordance with good business practice.

        Payment of Taxes.    We will pay or discharge or cause to be paid or discharged, before the same becomes delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon us or any of our Restricted Subsidiaries, or our or any of our Restricted Subsidiaries' income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property, or our Restricted Subsidiaries' property; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    We will file or furnish with the Commission, as applicable, and (make available to the Trustee and the holders (without exhibits), without cost to each holder, within 15 days after we file them with the Commission): (1) within 120 days after the end of each fiscal year, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein, prepared in accordance with International Financial Reporting Standards consistently applied with a reconciliation to U.S. GAAP, including an Operating and Financial Review and Prospects and, with respect to the annual financial information, a report thereon by the Company's certified independent accountants; and (2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) attaching our unaudited consolidated financial statements for the period then ended (and the comparable period in the prior year) prepared in accordance with International Financial Reporting Standards with a reconciliation to U.S. GAAP, together with footnote disclosure and a "Management's Discussion and Analysis of Financial Condition and Results of Operations" substantially, as would be required to be contained in a filing with the Commission on Form 10-Q (or any successor form) for such period if the Company were required to file such Form; and (3) promptly from time to time after the occurrence of an event that would be reportable on Form 6 K, a report on Form 6 K with respect to such event; provided that we shall not be obliged to file any reports referred to in clauses (1) through (3) above with the

Commission if the Commission does not permit such filing, in which event we will provide such information to the Trustee and the holders, in each case within 15 days after the time we would have been required to file such information with the Commission pursuant to the foregoing.

        In addition, so long as the notes remain outstanding and during any period during which we are not subject to Section 13 or 15(d) of the U.S. Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), we will furnish to holders and prospective purchasers of the notes upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

        So long as the notes are listed on the Luxembourg Stock Exchange, copies of the information and reports referred to in clauses (1) through (3) of the first paragraph of "—Provision of Financial Information" will be available during normal business hours at the offices of the Paying Agent in Luxembourg.

        Limitation on Lines of Business.    We shall, and shall cause each of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate to, directly or indirectly engage primarily in a Related Business.

        Unrestricted Subsidiaries and Unrestricted Affiliates.    We may designate any of our Restricted Subsidiaries or Restricted Subsidiaries of a Restricted Affiliate to be an "Unrestricted Subsidiary" as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary. "Unrestricted Subsidiary" means (1) Millicom Peru S.A., (2) Millicom Argentina S.A., (3) any Subsidiary designated as such by the Board of Directors as set forth below where no default with respect to any Debt, Lien or other obligation of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of our other Debt and the Debt of our Subsidiaries (other than another Unrestricted Subsidiary) or any Restricted Affiliates or any Restricted Subsidiaries of a Restricted Affiliate to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity and (4) any Subsidiary of an Unrestricted Subsidiary or an Unrestricted Affiliate. The Board of Directors may designate any of our Subsidiaries or Restricted Affiliates to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock or Debt of, or owns or holds any Lien on any property of, any other of our Subsidiaries or such Restricted Affiliate which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; provided that either (x) the Subsidiary to be so designated has total assets of $100,000 or less or (y) we could make a Restricted Payment in an amount equal to our Pro Rata Portion of the greater of the fair market value and book value of such Subsidiary pursuant to the "—Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder.

        Limitation on Layering of Debt.    Notwithstanding anything else to the contrary in the Indenture, no member of the Restricted Group (other than us or any Operating Entity) shall Incur any Debt, other than (1) Debt Incurred under clause (i) of the second paragraph of "—Limitation on Debt", (2) Debt Incurred by Millicom Telecommunications S.A. to the extent secured by the shares of capital stock of Tele2 AB that at the date of the Indenture are subject to the Securities Lending Agreement and so long as no portion of such Debt is recourse to or guaranteed by any other member of the Restricted Group, and (3) Debt outstanding on the date of the Indenture.

        Outstanding Debt.    We shall purchase, redeem or otherwise acquire or retire all outstanding 13.5% Notes and all outstanding 11% Notes, in each case, within 45 days after the date of the Indenture. In addition, not later than the 46th day after the date of the Indenture, we shall either (a) provide to the Trustee an Officer's Certificate attaching evidence of a waiver by the holders of the 2% Notes with respect to any default or event of default under the outstanding 2% Notes arising from (x) the purchase, redemption or acquisition of the 13.5% Notes by us pursuant to the foregoing sentence or (y) the issue of the 5% Mandatory Exchangeable Notes, entering into the Securities Lending

Agreement and the performance of the obligations thereunder, or (b) redeem, purchase or otherwise acquire or retire all outstanding 2% Notes.

        Waiver of Certain Covenants.    We may omit in any particular instance to comply with any covenant or condition set forth under "—Certain Covenants", if before the time for such compliance the holders of at least a majority in principal amount of the Outstanding notes shall, by Act of such holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, our obligations and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect; provided, however, with respect to an Offer to Purchase as to which an Offer has been mailed, no such waiver may be made or shall be effective against any holder tendering notes pursuant to such Offer, and we may not omit to comply with the terms of such Offer as to such holder.

        Release from Certain Covenants.    If on any date (i) the notes have an Investment Grade rating from both Rating Agencies and no Event of Default has occurred and is continuing, or (ii) on or after December 1, 2006 (A) the Leverage Ratio does not exceed 1.0 to 1, (B) the Coverage Ratio is at least 6.0 to 1, and (C) no default or defaults shall have occurred and be continuing at any time during the 36 months immediately preceding such date under any bond(s), debenture(s), note(s) or other evidence(s) of Debt by us or any Significant Restricted Group Member or under any mortgage(s), indenture(s) or instrument(s) under which there may be issued or by which there may be secured or evidenced any Debt of such type by us or any Significant Restricted Group Member with a principal amount then outstanding, individually or in the aggregate, in excess of $30 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall constitute a failure to pay such Debt when due at the final maturity thereof, or shall have resulted in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and notwithstanding that the notes may later cease to have such Investment Grade ratings, the Company may later cease to meet the Leverage Ratio or the Coverage Ratio specified above or such default shall have occurred and be continuing or such Debt shall have become due and payable, we, our Restricted Subsidiaries, the Restricted Affiliates and the Restricted Subsidiaries of the Restricted Affiliates shall be released from their obligations to comply with clause (c) of the first paragraph under "—Events of Default" (with respect to "—Limitation on Asset Dispositions"), clause (d) of the first paragraph under "—Events of Default" (with respect to clause (3) of "—Merger, Consolidations and Certain Sales of Assets"), clause (e) of the first paragraph under "—Events of Default" (with respect to "—Limitation on Debt", "—Limitation on Restricted Payments", "—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries", "—Limitation on Sale and Leaseback Transactions", "—Limitation on Liens Securing Our Debt", "—Limitation on Asset Dispositions" and "—Transactions with Affiliates"), clause (3) of "—Merger, Consolidations and Certain Sales of Assets", "—Limitation on Debt", "—Limitation on Restricted Payments", "—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries", "—Limitation on Sale and Leaseback Transactions", "—Limitation on Liens Securing Our Debt", "—Limitation on Asset Dispositions" and "—Transactions with Affiliates".

Merger, Consolidations and Certain Sales of Assets

        We may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into us or (ii) directly or indirectly, convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to any other Person, unless: (1) in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, our successor entity (A) shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of our obligations under the Indenture and (B) is organized under the laws of (x) Luxembourg or (y) the United States of America or any State thereof or the District of Columbia or (z) any other country if such successor entity undertakes, in such supplemental indenture, to pay such additional amounts in respect of principal (and premium, if any) and interest as may be necessary in order that the net amounts paid pursuant to the notes after deduction or withholding of any present or future withholding taxes, levies, imports or charges whatsoever imposed by or for the account of such country or any political subdivision or taxing authority thereof or therein shall equal the respective amounts of principal (and premium, if any) and interest specified in the notes; (2) immediately after giving effect to such transaction and treating any Debt which becomes our obligation or that of any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate as a result of such transaction as having been Incurred by us, such Restricted Subsidiary, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction and treating any Debt which becomes our obligation, or that of any of our Restricted Subsidiaries, Restricted Affiliates or Restricted Subsidiaries of a Restricted Affiliate as a result of such transaction as having been Incurred at the time of the transaction, we (including any successor entity to us) could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "—Limitation on Debt"; provided, however, that this clause (iii) will not apply if, in the good faith determination of our Board of Directors, which determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change our jurisdiction of incorporation; and (4) certain other conditions are met.

Events of Default

        The following will be Events of Default under the Indenture: (a) failure to pay principal of (or premium if any, on) any note when due; (b) failure to pay any interest (including Special Interest and Additional Amounts) on any note when due, continued for 30 days; (c) default in the payment of principal and interest on notes required to be purchased pursuant to an Offer to Purchase as described under "—Change of Control" and "—Limitation on Asset Dispositions" when due and payable; (d) failure to perform or comply with the provisions described under "—Merger, Consolidations and Certain Sales of Assets" and "—Outstanding Debt"; (e) failure to perform any other of our covenants or agreements under the Indenture or the notes continued for 60 days after written notice to us by the Trustee or holders of at least 25% in aggregate principal amount of Outstanding notes; (f) default or defaults under the terms of any instrument evidencing or securing our debt or debt of any Significant Restricted Group Member having an outstanding principal amount of $25 million individually or in the aggregate which default or defaults results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due; provided that, notwithstanding the foregoing, (A) any default under the 13.5% Notes, the 11% Notes, the 2% Notes or the 5% Mandatory Exchangeable Notes, in each case, (i) arising out of the issue of the 5% Mandatory Exchangeable Notes, entering into the Securities Lending Agreement or the performance of the obligations thereunder and (ii) outstanding as of the date of the Indenture, and (B) any default under the 11% Notes, the 2% Notes or the 5% Mandatory Exchangeable Notes arising out of or relating to any purchase, redemption, acquisition or retirement of the 13.5% Notes existing as of a date within 45 days after the date of the Indenture, shall not constitute or give rise to a default or an Event of Default under the Indenture; (g) the rendering of a final judgment or judgments (not subject to appeal) against us or any Significant Group Member in an amount in excess of $10 million which remains undischarged or unstayed for a period of (a) 45 days after the date on which the right to appeal has expired or (b) in the case of any judgment arising out of or relating to any default described in clause (f)(B) above, 45 days after the date of the Indenture; and (h) certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Restricted Group Member. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the holders, unless such holders shall have offered to the Trustee reasonable indemnity satisfactory to it. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        No holder of any notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount of the Outstanding notes shall have made written request, and offered reasonable indemnity satisfactory to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such notes.

        We will be required to furnish to the Trustee annually a statement as to the performance by us of certain of our obligations under the Indenture and as to any default in such performance.

Acceleration of the Notes

        If an Event of Default, other than a voluntary or involuntary bankruptcy proceeding, occurs and is continuing then in every such case the Trustee or the holders of not less than 25% in aggregate principal amount of the Outstanding notes may declare the default amount of all notes to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by holders), and upon any such declaration the default amount and any accrued interest, together with all other amounts due under the Indenture, shall become immediately due and payable. If a voluntary or involuntary bankruptcy proceeding commences, the default amount of, and any accrued interest on, the notes then Outstanding, together with all other amounts due under the Indenture shall ipso facto become immediately due and payable without any declaration or other action on the part of the Trustee or any holder.

        At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the Outstanding notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if (1) we have irrevocably paid to or deposited with the Trustee a sum sufficient to pay all overdue interest on all notes, the principal of (and premium if any, on) any notes which have become due otherwise than by the declaration of acceleration (including any notes required to have been purchased on the Purchase Date pursuant to an Offer to Purchase made by us) and interest thereon at the rate borne by the notes, to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (2) all Events of Default, other than the non-payment of the principal of notes which have become due solely by such declaration of acceleration, have been cured or waived as provided.

        No such rescission shall affect any subsequent default or impair any rights consequent thereon.

Modification and Waivers

        Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Outstanding notes; provided, however, that no such modification or amendment may, with the consent of the holder of each Outstanding note affected thereby, (a) change the Stated Maturity or the principal of, or any installment or interest on, any note, (b) reduce the principal amount of, (or premium) or interest on, any note, (c) change the place or currency of payment of principal of (or premium), or interest on, any note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any note, (e) reduce the above stated percentage of Outstanding notes necessary to modify or amend the

Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of part defaults or covenants, except as otherwise specified, or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the notes required under the "—Limitation on Asset Dispositions" and the "—Change of Control" covenants contained in the Indenture in a manner adverse to the holders thereof.

        The holders of a majority in aggregate principal amount of the Outstanding notes, on behalf of all holders of notes, may waive compliance by us with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the Outstanding notes, on behalf of all holders of the notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase.

Satisfaction and Discharge of the Indenture

        The Indenture will cease to be of further effect as to all outstanding notes (except as to (i) rights of registration of transfer and exchange and our right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen notes, (iii) rights of holders to receive payment of principal and interest on the notes, (iv) rights, obligations and immunities of the Trustee under the Indenture and (v) rights of the holders of the notes as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them), if (x) we will have paid or caused to be paid the principal of and interest on the notes as and when the same will have become due and payable or (y) all outstanding notes (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the Trustee for cancellation.

Defeasance

        The Indenture will provide that, at our option, (a) if applicable, we will be discharged from any and all obligations in respect of the Outstanding notes or (b) if applicable, we may omit to comply with certain restrictive covenants, that such omission shall not be deemed to be an Event of Default under the Indenture and the notes, in either case, upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding notes. With respect to clause (b), the obligations under the Indenture other than with respect to such covenants and certain Events of Default shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (a), we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), we have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the U.S. Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

        None of our directors, officers, employees, incorporators, members or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Notices

        Notice regarding the redemption of or an Offer to Purchase the notes will be (1) if global notes are outstanding, published in a leading newspaper having a general circulation in New York City (which is expected to be the Wall Street Journal) and London (which is expected to be the Financial Times) or (2) in the case of definitive notes, mailed to Holders by first class mail at their respective addresses as they appear on the registration books of the registrar. In addition to the foregoing, all notices to holders of the notes will, if and so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange so require, be published in a daily newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and be provided to the Luxembourg Stock Exchange. If and so long as the notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange. If and for so long as any notes are represented by one or more global notes and ownership of book-entry interests therein are shown on the records of The Depository Trust Company or any successor or other clearing agency appointed by the book-entry depositary at our request, notices will also be delivered to each such clearing agency for communication to the owners of such book-entry interests. Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Trustee is also the trustee for the 2% Notes.

        Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

        The indenture and provisions of the U.S. Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us and our Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

Governing Law

        The Indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York. The provisions of Articles 86 to 94-8 of the Luxembourg law on commercial companies of 10 August 1915, as amended, are hereby excluded.

Submission to Jurisdiction; Waivers

        We will irrevocably and unconditionally:

  (1)
  submit ourselves and our property in any legal action or proceeding relating to the Indenture to which we are a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York, sitting in the Borough of Manhattan, The City of New York, the courts of the United States of America for the Southern District of New York, appellate courts from any thereof and courts of its own corporate domicile, with respect to actions brought against it as defendant;

  (2)
  consent that any such action or proceeding may be brought in such courts and waive any objection that we may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

  (3)
  appoint CT Corporation System, currently having an office at 111 Eighth Avenue, New York, New York 10011, as our agent to receive on our behalf service of all process in any such action or proceeding, such service being hereby acknowledged by us to be effective and binding in every respect.

Certain Definitions

        "Acquired Debt" means Debt of any Person at the time it becomes a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate; provided that the Leverage Ratio of the Company and its Restricted Group, after giving pro forma effect to the transaction or transactions by which such Person becomes a Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, would be not more than such ratio of the Company and its Restricted Group before giving effect to such transactions.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition (including by way of a Sale and Leaseback Transaction) by the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate (including a consolidation or merger or other sale of any such Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate with, into or to another Person in a transaction in which such Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate ceases to be a Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, but excluding a disposition by a Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to the Company or a Restricted Subsidiary which is an 80% or more owned Subsidiary of the Company, by the Company to a Restricted Subsidiary of the Company which is an 80% or more owned Subsidiary of the Company, by any Restricted Subsidiary of a Restricted Affiliate to such Restricted Affiliate or an 80% or more owned Restricted Subsidiary of such Restricted Affiliate or by a Restricted Affiliate to a Restricted Subsidiary of such Restricted Affiliate which is an 80% or more owned Subsidiary of such Restricted Affiliate) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, (ii) substantially all of the assets of the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate representing a division or line of business or (iii) other assets or rights of the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate outside of the ordinary course of business (other than any disposition of Receivables and Related Assets in a Qualified Securitization Transaction); provided that in each case the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $10 million or more; provided further that the term "Asset Disposition" shall not include (x) any transaction subject to, and permitted under, "—Limitation on Restricted Payments" or (y) any Permitted Investment.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

  (a)
  if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation", and

  (b)
  in all other instances, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Board Resolution" means a copy of a resolution certified by the President, Chief Executive Officer, any Director or the Secretary of the Board of Directors of the Company to have been duly adopted by the Board of Directors or a committee thereof and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, the City of New York, in London, England or in Luxembourg are authorized or obligated by law or executive order to close.

        "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of real or personal property of such Person which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person in accordance with International Financial Reporting Standards. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of Debt represented by such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with International Financial Reporting Standards.

        "Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such Person.

        "Cash Equivalents" means, with respect to any Person, (i) Government Securities, (ii) certificates of deposit and eurodollar time deposits and money market deposits, bankers' acceptances and overnight bank deposits, in each case issued by or with (A) Banque Invik up to an aggregate amount at any time outstanding not to exceed $25 million or (B) a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the U.S. Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition, (v) with respect to any Person organized under the laws of, or having its principal business operations in, a jurisdiction outside Luxembourg or the United States, those investments that are comparable to clauses (i), (ii), (iii) and (iv) in the country in which such Person is organized or conducting business; and (vi) up to $2 million in aggregate of other

Investments held by Restricted Subsidiaries of the Company, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the U.S. Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the U.S. Trust Indenture Act of 1939, then the body performing such duties at such time.

        "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

        "Consolidated Corporate and License Acquisition Expense" means, with respect to the Company, (i) costs of head office personnel salaries, rent, and other head office expenses and (ii) costs (other than capitalized costs) incurred in seeking new licenses.

        "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Company and its Restricted Group for such period calculated on a consolidated basis in accordance with International Financial Reporting Standards.

        "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of the Company and its Restricted Group for such period calculated on a consolidated basis in accordance with International Financial Reporting Standards, (a) including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends (other than with respect to Redeemable Stock) declared and paid or payable; (v) accrued Redeemable Stock dividends, whether or not declared or paid; (vi) interest on Debt guaranteed by the Company and any member of its Restricted Group; and (vii) the portion of any rental obligation allocable to interest expense, but (b) excluding, solely for purposes of any determination pursuant to clause (3)(a)(x) of "—Limitation on Restricted Payments" and "—Release from Certain Covenants", interest expense included in a consolidated income statement of the Company and its Restricted Group for such period calculated on a consolidated basis in accordance with International Financial Reporting Standards to the extent such interest expense is attributable to the 5% Mandatory Exchangeable Notes and to the extent such interest expense is 100% collateralized by U.S. Treasury STRIPS.

        "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Company and its Restricted Group for such period determined on a consolidated basis in accordance with International Financial Reporting Standards; provided that there shall be excluded therefrom (without duplication) (a) the net income (or loss) of any Person acquired by the Company or a member of its Restricted Group in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a member of the Restricted Group of the Company except to the extent of the amount of dividends or other distributions actually paid to the Company or a member of its Restricted Group by such Person during such period, (c) gains or losses on Asset Dispositions by the Company or any member of its Restricted Group other than in the ordinary course of business, (d) all extraordinary gains and extraordinary losses, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates and (g) the tax effect of any of the items described in clauses (a) through (f) above; provided further that there shall be added thereto, solely for purposes of any determination pursuant to clause (3)(a)(x) of "—Limitation on Restricted Payments" and "—Release from Certain Covenants", interest expense included in a consolidated income statement of the Company and its Restricted Group for such period calculated on a consolidated basis in accordance with International Financial Reporting Standards to the extent such interest expense is attributable to the 5% Mandatory

Exchangeable Notes and to the extent such interest expense is 100% collateralized by U.S. Treasury STRIPS.

        "Coverage Ratio" means, as of any date of determination, the ratio of (a) four times Operating Income for the full fiscal quarter immediately preceding such determination for which consolidated financial statements are available to (b) Consolidated Interest Expense for the four full fiscal quarters immediately preceding such determination for which consolidated financial statements are available; provided, however, that, if since the beginning of such period the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate has Incurred any Debt that remains outstanding or repaid any Debt, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or repayment as if such Debt was Incurred or repaid on the first day of such period; provided that, in the event of any such repayment of Debt, Operating Income for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Debt.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate, Currency or Commodity Price Agreement applicable to such Debt).

        "Credit Facility" means one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with any refinancings thereof by a lender or syndicate of lenders.

        "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) the principal of and premium, if any, in respect of every obligation of such Person for money borrowed, (ii) the principal of and premium, if any, in respect of every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person (other than such obligations that are reimbursed within five Business Days following receipt by such Person of a demand for reimbursement), (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all sales of Receivables and Related Assets of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all Redeemable Stock issued by such Person, (viii) the net obligation under Interest Rate, Currency or Commodity Price Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise). The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with International Financial Reporting Standards, (b) any sale of Receivables and Related Assets, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment, and (c) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof. Notwithstanding anything else to the contrary, for all purposes under the Indenture, the amount of Debt Incurred, repaid, redeemed, repurchased or otherwise acquired by a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate shall equal the liability in respect thereof determined in accordance with International Financial Reporting Standards and reflected on the Company's consolidated balance sheet.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein.

        "Gradation" means a gradation within a Rating Category or a change to another Rating Category, which shall include: (i) "+" and "–" in the case of S&P's current Rating Categories (e.g., a decline from BB+ to BB would constitute a decrease of one gradation), (ii) 1, 2 and 3 in the case of Moody's current Rating Categories (e.g., a decline from Ba1 to Ba2 would constitute a decrease of one gradation), or (iii) the equivalent in respect of successor Rating Categories of S&P or Moody's or Rating Categories used by Rating Agencies other than S&P and Moody's.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation, including by acquisition of Subsidiaries (the Debt of any other Person becoming a Subsidiary of such Person being deemed for this purpose to have been incurred at the time such other Person becomes a Subsidiary), or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

        "Interest Rate, Currency or Commodity Price Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

        "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but shall not include trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person.

        "Investment Grade" means (i) BBB– or above in the case of S&P (or its equivalent under any successor Rating Categories of S&P), (ii) Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's), and (iii) the equivalent in respect of the Rating Categories of any Rating Agencies.

        "Leverage Ratio", when used in connection with any Incurrence (or deemed Incurrence) of Debt, means the ratio of (i) the consolidated principal amount of Net Debt of the Company and its Restricted Group outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to (a) the Incurrence of such Debt and any other Debt Incurred since such balance sheet date, (b) the receipt and application of the proceeds thereof and (c) (without duplication) the repayment, redemption or repurchase of any other Debt since such balance sheet date, to (ii) four times Operating Income for the full fiscal quarter next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied, or such other Debt had been repaid, redeemed or repurchased, as applicable, at the beginning of such fiscal quarter.

        "Lien" means, with respect to any property or assets, any mortgage, pledge, security interest, lien, charge, encumbrance, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Maturity", when used with respect to any note, means the date on which the principal of such note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Minority Owned Affiliate" of any specified Person means any other Person in which an Investment has been made by the specified Person other than a direct or indirect Subsidiary of the specified Person.

        "Moody's" means Moody's Investor Service, Inc. and its successors.

        "Net Available Proceeds" from any Asset Disposition means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any Related Assets and other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Debt or Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to other equity holders in Restricted Subsidiaries of the Company, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates, or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, as the case may be, as a reserve in accordance with International Financial Reporting Standards, against any liabilities associated with such assets and retained by the Company or any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

        "Net Debt" means for purposes of the definition "Leverage Ratio" the amount of Debt minus cash and Cash Equivalents and minus items constituting Permitted Investments under clause (1) of the definition thereof, each as reflected on our consolidated balance sheet and calculated in accordance with International Financial Reporting Standards.

        "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the Security Register on the date of the Offer offering to purchase up to the principal amount of notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:

  (a)
  the Section of the Indenture pursuant to which the Offer to Purchase is being made;

  (b)
  the Expiration Date and the Purchase Date;

  (c)
  the aggregate principal amount of the Outstanding notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

  (d)
  the purchase price to be paid by the Company for each $1,000 aggregate principal amount of notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

  (e)
  that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount;

  (f)
  the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase;

  (g)
  that interest on any note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

  (h)
  that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

  (i)
  that each holder electing to tender a note pursuant to the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

  (j)
  that holders will be entitled to withdraw all or any portion of notes tendered if the Company (or their Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the note the holder tendered, the certificate number of the Security the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

  (k)
  that (a) if notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such notes and (b) if notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

  (l)
  that in the case of any holder whose note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such note without service charge, a new note or notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the note so tendered.

        Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

        The Company will publish notices relating to the Offer to Purchase in a leading newspaper having a general circulation in New York City (which is expected to be the Wall Street Journal), London (which is expected to be the Financial Times) and, for so long as any notes are listed on the Luxembourg Stock Exchange, Luxembourg (which is expected to the Luxemburger Wort).

        "Officer's Certificate" means a certificate signed by the President, Chairman of the Board, any Vice Chairman of the Board, any Director, the Chief Executive Officer, the Chief Operating Officer, any Senior Vice President, or the Secretary of the Board of the Company, and delivered to the Trustee.

        "Operating Entity" means (a) any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate that is (i) engaged directly in and whose business consists primarily of or is related to, or whose income derives directly from, operating, acquiring, developing or constructing any telecommunications services and related businesses and (ii) whose business does not consist primarily of acting as a holding company or finance company or vehicle for one or more other members of the Restricted Group or (b) any Subsidiary of an Operating Entity described in (a) above.

        "Operating Income" for any period means the Consolidated Net Income of the Company and its Restricted Group for such period (A) plus the sum of (i) Consolidated Interest Expense of the Company and its Restricted Group for such period, (ii) Consolidated Income Tax Expense of the Company and its Restricted Group for such period, (iii) the consolidated depreciation and amortization expense included in the income statement of the Company and its Restricted Group for such period, (iv) Consolidated Corporate and License Acquisition Expense of the Company and its Restricted Group for such period and (v) any other non-cash items reducing Consolidated Net Income (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period required to be made by International Financial Reporting Standards), and (B) minus all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period); provided, however, that for purposes of any determination pursuant to the provisions of clause (3)(a)(x) of the "—Limitation on Restricted Payments", there shall be excluded therefrom the Operating Income (if positive) of any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of such Restricted Affiliate (calculated separately for such Person in the same manner as provided above for the Company and its Restricted Group) that is subject to a restriction to the extent it prevented the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate to the extent of such restriction; provided further that, in the event any of the Company, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates have made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, Operating Income shall be calculated on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period.

        "Outstanding", when used with respect to notes, means, as of the date of determination, all notes theretofore authenticated and delivered under the Indenture, except:

  (i)
  notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

  (ii)
  notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the holders of such notes; provided that, if such notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made; and

  (iii)
  notes which have been paid or in exchange for or in lieu of which other notes have been authenticated and delivered pursuant to the Indenture, other than any such notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such notes are held by a bona fide purchaser in whose hands such notes are valid obligations of the Company;

provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, notes owned by the Company or any other obligor upon the notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such notes and that the pledgee is not the Company or any other obligor upon the notes or any Affiliate of the Company or of such other obligor.

        "Permitted Holder" means Industriförvaltnings AB Kinnevik, Kinnevik B.V. and each of their Affiliates and the estate, spouse, ancestors, and lineal descendants of Jan H. Stenbeck, the legal representatives of any of the foregoing and the trustee of any bona fide trust of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (within the meaning of Rule 13d-3 and 13d-5 under the U.S. Exchange Act or any successor provision thereto) voting securities representing at least 66 2/3% of the total voting power of all classes of Capital Stock of such Person (exclusive of any matters as to which class voting rights exist).

        "Permitted Interest Rate, Currency or Commodity Price Agreement" of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations in the ordinary course of business relating to then existing financial obligations or then existing or sold production and not for purposes of speculation.

        "Permitted Investments" means:

  (1)
  Investments in (i) Cash Equivalents or (ii) in the ordinary course of business, certificates of deposit and time deposits and money market deposits, bankers' acceptances and overnight bank deposits, in each case issued by or with a bank or trust company which is organized under the laws of the jurisdiction in which the Restricted Subsidiary of the Company, the Restricted Affiliate or the Restricted Subsidiary of a Restricted Affiliate which makes such Investment operates; provided that the Company shall use its reasonable efforts to ensure that any such bank or trust company described in this clause (ii) is a credit-worthy institution;

  (2)
  Investments by the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate in a Restricted Subsidiary of the Company that is primarily engaged in a Related Business, or Investments by any Restricted Affiliate or any Restricted Subsidiary of such Restricted Affiliate in a Restricted Subsidiary of such Restricted Affiliate that is primarily engaged in a Related Business;

  (3)
  Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is primarily engaged in a Related Business or (ii) such Person is merged, consolidated or amalgamated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is primarily engaged in a Related Business;

  (4)
  Investments by a Restricted Affiliate or any Restricted Subsidiary of such Restricted Affiliate in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of such Restricted Affiliate that is primarily engaged in a Related Business or (ii) such Person is merged, consolidated or amalgamated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into such Restricted Affiliate or a Restricted Subsidiary of such Restricted Affiliate that is primarily engaged in a Related Business;

  (5)
  Investments by the Company or any of its Restricted Subsidiaries in any Minority Owned Affiliate that has been properly designated as a Restricted Affiliate and that is primarily engaged in a Related Business; provided that as of fiscal year end, not less than 60% of the Company's Pro Rata Portion of the aggregate cumulative direct and indirect investment in all members of the Company's Restricted Group since the date of the Indenture shall be in the form of debt of such members of the Company's Restricted Group; provided further that any such Investment shall cease to be a Permitted Investment pursuant to this clause (5) if and for so long as such Restricted Affiliate ceases to observe any of the provisions of the covenants that are applicable to such Restricted Affiliate;

  (6)
  Investments acquired as consideration as permitted under "—Limitation on Asset Dispositions";

  (7)
  Investments in a Securitization Entity in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Related Assets;

  (8)
  Investments by the Company (with respect to a Restricted Subsidiary of the Company in existence on the date of the Indenture) or any Restricted Subsidiary of the Company (in

    existence on the date of the Indenture) in a Person if as a result of such Investment or a merger, consolidation, amalgamation, or conveyance, transfer, lease or contribution of properties and assets such Person becomes a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate that is primarily engaged in a Related Business; provided that the Board of Directors of the Company shall determine as of the date of such transaction or business combination that it will not materially impair the Company's ability to make payments on the notes;

  (9)
  Investments in a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate in connection with the continuation of the business cooperation agreement in Vietnam; provided that such Investments are in a Related Business in Vietnam and are made solely pursuant to the requirements of the agreement or agreements effecting such continuation; and

  (10)
  Other Investments in Persons primarily engaged in Related Businesses, in an aggregate cumulative amount not to exceed $50 million.

        For purposes of the foregoing clause (10), only the Company's Pro Rata Portion of any Investment will be counted in determining the amount of Investments permitted to be made under such clause.

        "Permitted Liens" means:

  (a)
  Liens to secure Debt ranking pari passu with the notes and permitted to be Incurred under the Indenture (including, without limitation, pursuant to clause (i) of the second paragraph of "—Limitation on Debt");

  (b)
  Liens for taxes, assessments or governmental charges or levies on the property of the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceeds promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with International Financial Reporting Standards shall have been made therefor;

  (c)
  Liens imposed by law, such as statutory Liens of landlords', carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

  (d)
  Liens on the property of the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance bids, trade contracts, letters of credit performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Company and the Restricted Group taken as a whole;

  (e)
  Liens on property at the time the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate acquired such property, including any acquisition by means of a merger or consolidation with or into the

    Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate; provided, however, that any such Lien may not extend to any other property of the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate;

  (f)
  Liens on the property of a Person at the time such Person becomes a Restricted Subsidiary of the Company, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate; provided, however, that any such Lien may not extend to any other property of the Company, any other Restricted Subsidiary of the Company, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate that is not a direct or, prior to such time, indirect Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary of the Company, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate;

  (g)
  pledges or deposits by the Company, any Restricted Subsidiary of the Company, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company, any Restricted Subsidiary of the Company, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate is party, or deposits to secure public or statutory obligations of the Company, any Restricted Subsidiary of the Company, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

  (h)
  utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

  (i)
  any provision for the retention of title to any property by the vendor or transferor of such property which property is acquired by the Company, a Restricted Subsidiary of the Company, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate in a transaction entered into in the ordinary course of business of the Company, a Restricted Subsidiary of the Company, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate and for which kind of transaction it is customary market practice for such retention of title provision to be included;

  (j)
  Liens arising by means of any judgment, decree or order of any court, to the extent not otherwise resulting in a default hereunder, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

  (k)
  any Lien securing Debt permitted to be Incurred under any Permitted Interest Rate, Currency or Commodity Price Agreements pursuant to clause (vii) of the second paragraph of "—Limitation on Debt";

  (l)
  Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary to secure Debt of that Unrestricted Subsidiary;

  (m)
  (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company, any Restricted Subsidiary of the Company, Restricted Affiliate or a

    Restricted Subsidiary of a Restricted Affiliate has easement rights or on any real property leased by the Company, any Restricted Subsidiary of the Company, Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

  (n)
  Liens existing on the date of the Indenture;

  (o)
  Liens in favor of the Company;

  (p)
  Liens on assets of a Securitization Entity Incurred in connection with a Qualified Securitization Transaction; and

  (q)
  Liens on the property of the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate to replace in whole or in part, any Lien described in the foregoing clauses (a) through (p); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or in respect of property that is the security for a Permitted Lien hereunder.

        "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with International Financial Reporting Standards, by one (1) minus the actual combined Federal, state, local and foreign income tax rate of the Company on a consolidated basis (expressed as a decimal).

        "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

        "Pro Rata Portion" means, when applied to the Company for purposes of determining the amount of Net Available Proceeds from an Asset Disposition required to be applied pursuant to "—Limitation on Asset Dispositions" or for purposes of determining the amount of an Investment that will be deemed to be outstanding under a particular covenant or definition, that portion of such Net Available Proceeds or Investment as corresponds to the Company's direct or indirect percentage ownership interest in the profits of the Person who engaged in the Asset Disposition or the Person in whom the Investment was made, as applicable (which would be 100% in the case of any Investments made by the Company directly). The Pro Rata Portion of the Net Available Proceeds from an Asset Disposition shall be determined in good faith by the Company's Board of Directors in connection with such Asset Disposition. The Pro Rata Portion of an Investment as of any date shall be determined in good faith either by the Company's Board of Directors or in accordance with procedures established as to such Investment by the Company's Board of Directors.

        "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase".

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate pursuant to which the Company, such Restricted Subsidiary of the Company, such Restricted Affiliate or such Restricted Subsidiary of a Restricted Affiliate may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company, such Restricted Subsidiary of the Company, such Restricted Affiliate or such Restricted Subsidiary of a Restricted Affiliate) and (b) any other Person (in the case of a transfer by a Securitization Entity), or, in each case, may grant a security interest in, Receivables and Related Assets.

        "Rating Agencies" means (i) S&P and Moody's or (ii) if S&P or Moody's or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody's or both, as the case may be.

        "Rating Category" means (i) with respect to S&P, any of the following categories (any of which may include a "+" or "–"): AAA, AA, A, BBB, BB, B, CCC, CC, C, R, SD and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories (any of which may include a "1", "2" or "3"): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, and C (or equivalent successor categories), and (iii) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

        "Receivables and Related Assets" means any account receivable (whether now existing or arising thereafter) of the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate, and any assets, related thereto, including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the notes.

        "Registration Rights Agreement", means the Registration Rights Agreement attached as Annex F to the Indenture, which is being made a part hereof. Any holder of old notes pursuant to the Indenture, by virtue of holding such notes, is deemed to have accepted and agreed and being made subject to the terms and obligations and is entitled to the rights under the Registration Rights Agreement as set forth therein.

        "Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible (including ownership interests), used or intended for use in connection with a Related Business.

        "Related Business" means any business in which the Company, its Subsidiaries or Minority Owned Affiliates are engaged, directly or indirectly, that consist primarily of, or are related to, operating, acquiring, developing or constructing any telecommunications services and related businesses.

        "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

        "Restricted Affiliate" means any direct or indirect Minority Owned Affiliate of the Company or a Restricted Subsidiary of the Company that has been designated in a Board Resolution as a Restricted Affiliate based on a determination by the Board of Directors that (i) the Company has, directly or indirectly, the requisite control over such Minority Owned Affiliate to prevent it from Incurring any Debt, or taking any other action at any time, in contravention of any of the provisions of the Indenture that are applicable to Restricted Affiliates or (ii) the Minority Owned Affiliate is a joint venture with at least one or more Strategic Investors. The Company will be required to deliver an Officer's Certificate to the Trustee, including a copy of the Board Resolution, upon designating any Minority Owned Affiliate as a Restricted Affiliate.

        "Restricted Group", when used in respect of the Company, means the Company, the Restricted Subsidiaries and Restricted Affiliates of the Company, and the Restricted Subsidiaries of such Restricted Affiliates, taken together on a consolidated basis.

        "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., a New York corporation and its successors.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to assets or property now owned or hereafter acquired whereby the Company, a Restricted Subsidiary of the Company, a Restricted Affiliate or a Restricted Subsidiary of a Restricted Affiliate transfers such assets or property to another Person and the Company, such Restricted Subsidiary of the Company, such Restricted Affiliate or such Restricted Subsidiary of a Restricted Affiliate leases it from such Person.

        "Securities Lending Agreement" means the securities lending agreement between Millicom Telecommunications S.A. and Deutsche Bank AG London with respect to the Tele2 AB Series B shares for which the 5% Mandatory Exchangeable Notes are exchangeable.

        "Securitization Entity" means a Wholly Owned Restricted Subsidiary (or a Wholly Owned Subsidiary of another Person) to which the Company or any Subsidiary of the Company transfers Receivables and Related Assets, that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the board of directors (as provided below) as a Securitization Entity and:

  (a)
  no portion of the Debt or any other obligations (contingent or otherwise) of which:

  (i)
  is guaranteed by the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate (excluding Guarantees (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

  (ii)
  is recourse to or obligates the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

  (iii)
  subjects any property or asset of the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (b)
  with which neither the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate nor any Restricted Subsidiary of a Restricted Affiliate (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes at the time it enters into such contract, agreement, arrangement or understanding to be no less favorable to the Company, such Restricted Subsidiary, such Restricted Affiliate or such Restricted Subsidiary of a Restricted Affiliate than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

  (c)
  to which neither the Company, any Restricted Subsidiary of the Company, any Restricted Affiliate nor any Restricted Subsidiary of a Restricted Affiliate (other than such Securitization Entity) has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers' Certificate certifying that the designation complied with the preceding conditions and was permitted by the indenture.

        "Significant Restricted Group Member" means (a) any Restricted Subsidiary of the Company, Restricted Affiliate or Restricted Subsidiary of a Restricted Affiliate which, for each of the two most recently completed fiscal years for which financial statements are available, accounted for 15% or more, or (b) any combination of two or more Restricted Subsidiaries of the Company, Restricted Affiliates or Restricted Subsidiaries of Restricted Affiliates which, for each of the two most recently completed fiscal years for which financial statements are available, together accounted for 30% or more, in each case, of Operating Income of the Company and its Restricted Group for such period (determined on a consolidated basis in accordance with International Financial Reporting Standards).

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company, any Restricted Subsidiary, any Restricted Affiliate or any Restricted Subsidiary of a Restricted Affiliate that are reasonably customary in an accounts receivable securitization transaction.

        "Stated Maturity", when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Strategic Investor" means a corporation, partnership or other entity engaged in one or more telecommunications businesses that (i) has, or is a Subsidiary of a Person that has, an equity market capitalization in excess of $2.0 billion or book equity in excess of $1.0 billion, or (ii) in the good faith determination of the Board of Directors, has the largest market share in its home market.

        "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

        "Unrestricted Affiliate" means any Minority Owned Affiliate of the Company which is not a Restricted Affiliate.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. Dollars, at any time of determination thereof, the amount of U.S. Dollars obtained by translating such other currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable other currency as published in the Financial Times on the date that is two Business Days prior to such determination.

        "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

        "Weighted Average Life to Maturity" means, when applied to any Debt or Preferred Stock at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Debt or liquidation preference of such Preferred Stock, as the case may be, into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or upon mandatory redemption, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

        "13.5% Notes" means the Company's 13.5% Senior Subordinated Notes due 2006, as the same may be Outstanding from time to time.

        "11% Notes" means the Company's 11% Senior Notes due 2006, guaranteed by Millicom International Operations, B.V., as the same may be Outstanding from time to time.

        "2% Notes" means the Company's 2% Senior Convertible PIK Notes due 2006, as the same may be Outstanding from time to time.

        "5% Mandatory Exchangeable Notes" means the 5% Fixed and Additional Rate Guaranteed Secured Mandatory Exchangeable Notes due 2006 of Millicom Telecommunications S.A., guaranteed by Millicom International Cellular S.A., as the same may be Outstanding from time to time.

FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

        The new notes will initially be represented by one or more notes in global form that together will represent the aggregate principal amount of the new notes. When issued, the global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        The new notes will be issued only in registered form and in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

        So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of the global note. Owners of beneficial interests in a global note will be entitled to have certificates registered in their names and to receive physical delivery of notes only in the limited circumstances described below under "—Exchange of Global Notes for Definitive Notes".

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. MIC does not take any responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

        Payment of principal and other amounts, if any, on a global note will be made to Cede & Co., the nominee for DTC, as registered owner of the global notes, by wire transfer of immediately available funds on the applicable payment date. Neither MIC nor the trustee, nor any agent of either of them, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        MIC has been informed by DTC that, with respect to any payment of principal, or premium, interest or other amounts, if any, on a global note, DTC's practice is to credit DTC participants' accounts on the applicable payment date, with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by DTC participants to owners of beneficial interests in the notes represented by the global note held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name". In particular, payments to owners of beneficial interests in the notes held through Euroclear and Clearstream will be made in accordance with the rules and operating procedures of Euroclear and Clearstream.

        Transfers between DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds. DTC participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of DTC participants, which in turn act on behalf of indirect participants in DTC and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Cross-market transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and the credit of any transaction's interests in the global note settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

        Neither MIC nor the Trustee, nor any agent of either of them, will have responsibility for the performance of DTC, Euroclear, Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations. DTC has advised MIC that it will take any action permitted to be taken by a holder of the notes (including, without limitation, the presentation of the notes for exchange as described below) only at the direction of one or more DTC participants to whose accounts with DTC interests in a global note are credited, and only in respect of the notes represented by the global note as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for notes in definitive form, which it will distribute to its participants.

        DTC has also advised MIC that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC participant, either directly or indirectly.

        Euroclear and Clearstream have also advised MIC that Euroclear and Clearstream hold securities for participant organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry charges in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

        Although MIC expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global notes among their respective participants, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

Exchange of Global Notes for Definitive Notes

        A global note is exchangeable for notes in registered definitive form if:

  (a)
  DTC notifies MIC that it is unwilling or unable to continue as depositary for the global notes or has ceased to be a clearing agency registered under the U.S. Exchange Act and, in either case, MIC thereupon fails to appoint a successor depositary within 120 days after the date of such notice, or

  (b)
  if DTC so requests following an Event of Default under the indenture, or

  (c)
  MIC, at its option, notifies the Trustee in writing that it elects to exchange in whole but not in part, the global note for definitive notes.

        In all cases, definitive notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Exchange of Definitive Notes for Definitive Notes

        If issued, definitive notes may be exchanged or transferred by presenting or surrendering such definitive notes at the office of the registrar located in New York, New York, London or Luxembourg with a written instrument of transfer in form satisfactory to such registrar, duly executed by the holder of the definitive notes or by its attorney, duly authorized in writing.

        In the case of a transfer in part of a definitive note, a new definitive note in respect of the balance of the principal amount of the definitive note not transferred will be delivered at the office of the relevant registrar.

        If a holder of a definitive note claims that such definitive note has been lost, destroyed or stolen, or if such definitive note is mutilated and is surrendered to the office of the relevant registrar, MIC will issue and the trustee will authenticate a replacement definitive note if the trustee's and MIC's requirements are met. MIC or the trustee may require a holder requesting replacement of a definitive note to furnish such security or indemnity as may be required to protect them and any agent from any loss which they may suffer it a definitive note is replaced. MIC may charge for any expenses incurred by it in replacing a definitive note. In case any such mutilated, destroyed, lost or stolen definitive note has become or is about to become due and payable, MIC, in its discretion, may, instead of issuing a new definitive note, pay such definitive note.

Same-Day Settlement and Payment

        The notes represented by the global notes will be eligible to trade in DTC's Same Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. MIC expects that secondary trading in any definitive notes would also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC.

        DTC has advised MIC that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest on registered notes held in global form will be payable at the corporate trust office or agency of the paying agent in London. All payments on the global notes will be made by transfer of immediately available funds to an account of the holder of the global notes in accordance with instructions given by the holder. Principal of, premium, if any, and interest on any definitive notes will be payable at the corporate trust office or agency of the paying agent in New York, Luxembourg and London maintained for such purposes. In addition, interest on definitive notes may be paid by check mailed to the person entitled thereto as shown on the register for such definitive notes.

Paying Agent and Registrar for the Notes

        We have undertaken to maintain one or more paying agents for the notes (i) in the Borough of Manhattan, City of New York, (ii) in London, England or any other money center city in the European Union or Switzerland from which payments under the notes would not be subject to withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive and (iii) in Luxembourg, for so long as the notes are listed on the Luxembourg Stock Exchange. The paying agents currently are The Bank of New York, in New York, The Bank of New York, London Branch, in London and The Bank of New York (Luxembourg) S.A., in Luxembourg. We have also undertaken to maintain one or more registrars with offices in the Borough of Manhattan, City of New York and in Luxembourg. The registrars currently are The Bank of New York in New York and The Bank of New York (Luxembourg) S.A., in Luxembourg. The registrars will maintain a register reflecting ownership of notes outstanding from time to time and will make payments on and facilitate transfer of notes on our behalf. We may change the paying agents or registrars without prior notice to the holders.

THE EXCHANGE OFFER

        In a registration rights agreement between MIC and the initial purchasers of the old notes, we agreed

  (1)
  to file a registration statement on or prior to 90 days after November 24, 2003, the closing of the offering of the old notes, with respect to an offer to exchange the old notes for a new issue of securities, with terms substantially the same as of the old notes but registered under the Securities Act,

  (2)
  to use our reasonable best efforts to have the registration statement declared effective by the SEC on or prior to 180 days after the closing of the old notes offering, and

  (3)
  use our reasonable best efforts to consummate the exchange offer and issue the new notes not later than 45 days, unless a longer time is required by federal securities laws, after the registration statement is declared effective.

        The registration rights agreement provides that, in the event we fail to file the registration statement within 90 days after the closing date, have the registration statement declared effective by the SEC on or prior 180 days after the closing of the old notes offering or consummate the exchange offer within 45 days of the date specified for effectiveness of such registration statement in the registration rights agreement, we will be required to pay special interest on the old notes over and above the regular interest on the old notes. Once we complete this exchange offer, we will no longer be required to pay special interest on the old notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

        This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

  •
  When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

  •
  For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

  •
  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to the old notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on            , 2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "expiration date" means            , 2004 or, if extended by us, the latest time and date to which the exchange offer is extended.

  •
  As of the date of this prospectus, $550,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

  •
  Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "Conditions to the Exchange Offer" below.

  •
  We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

  •
  We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "—Conditions to the Exchange Offer" are not satisfied.

  •
  We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

  •
  Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

  •
  Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding, will continue to be listed on the Luxembourg Stock Exchange and will be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

  •
  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  •
  By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See "—Resales of the New Notes".

  Important rules concerning the exchange offer

        You should note that:

  •
  All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by MIC in its sole discretion, which determination shall be final and binding.

  •
  We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

  •
  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

  •
  Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

  •
  Neither MIC, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

  What to submit and how

        If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to The Bank of New York at the address set forth below under "—Exchange Agent" on or prior to the expiration date.

        In addition,

  (1)
  certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

  (2)
  a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

  (3)
  you must comply with the guaranteed delivery procedures described below.

        The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to MIC.

  How to sign your letter of transmittal and other documents

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

  (1)
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

  (2)
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

  •
  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

  •
  a commercial bank or trust company having an office or correspondent in the United States.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by MIC, proper evidence satisfactory to MIC of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

        In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for old notes, or

  •
  a timely book-entry confirmation of transfer of old notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, and

  •
  a properly completed and duly executed letter of transmittal.

        If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

        Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under "—Exchange Agent" on or prior to the expiration date.

        If your old notes are held through DTC, you must complete a form called "instructions to registered holder and/or book-entry participant," which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

        If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

  (1)
  the tender is made through an eligible institution,

  (2)
  prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

  •
  the name and address of the holder of old notes,

  •
  the amount of old notes tendered,

  •
  the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

  (3)
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        You can withdraw your tender of old notes at any time on or prior to the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "—Exchange Agent". Any notice of withdrawal must specify:

  •
  the name of the person having tendered the old notes to be withdrawn,

  •
  the old notes to be withdrawn,

  •
  the principal amount of the old notes to be withdrawn,

  •
  if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder,

  •
  if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution,

  •
  if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

        Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

        If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

        That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

The Bank of New York, Exchange Agent
101 Barclay Street—7 East
New York, New York 10286
Attn: Carolle Montreuil

Facsimile Transmissions:
(212) 298-1915

To Confirm by Telephone
or for Information:
(212) 815-5920

or

The Bank of New York (Luxembourg) S.A.,
Exchange Agent
Aerogolf Centre
1A Hoehenhof
L-1736 Senningerberg
Luxembourg
Attn: Alison Mitchell

Facsimile Transmissions:
(352) 2634-0571

To confirm by telephone
or for Information:
(352) 2634-77-5301

        Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

        The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $350,000.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

        Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

        However, any purchaser of old notes who is an "affiliate" of MIC or who intends to participate in the exchange offer for the purpose of distributing the new notes

  (1)
  will not be able to rely on the interpretation of the staff of the SEC,

  (2)
  will not be able to tender its old notes in the exchange offer and

  (3)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

        By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

  (1)
  it is not our "affiliate";

  (2)
  any new notes to be received by it were acquired in the ordinary course of its business; and

  (3)
  it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the "distribution", within the meaning of the Securities Act, of the new notes.

        In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

CERTAIN TAX CONSIDERATIONS

United States Federal Income Tax Considerations

        This section describes the material U.S. federal income tax considerations regarding the exchange of the old notes for new notes and the purchase, ownership and disposition of the notes. This section does not provide a complete analysis of all potential U.S. federal income tax considerations that may be relevant to particular note holders because of their specific circumstances or because they are subject to special rules. Moreover, this section does not describe the effect of the U.S. federal estate or gift tax laws or of any applicable U.S. state or local laws, foreign laws or tax treaties.

        The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") may interpret the existing authorities differently. In either case, the U.S. federal income tax consequences of purchasing, owning or disposing of the notes could differ from those described below.

        The description below generally applies only to note holders who are U.S. Holders (as defined in the following sentence) and hold their notes as capital assets (generally, for investment). As used herein, a "U.S. Holder" means any one of the following that is a beneficial owner of the notes: a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States; a corporation (including a non-corporate entity taxable as a corporation) formed under the laws of the U.S. or any political subdivision thereof; an estate the income of which is subject to U.S. federal income taxation regardless of its source; a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code; or any other person whose income or gain with respect to a note is effectively connected with the conduct of a U.S. trade or business. If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner depends upon the status of the partner and the activities of the partnership. A "non-U.S. holder" is any beneficial owner of the notes other than a U.S. holder.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

  Tax Consequences of the Exchange Offer

        The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to U.S. Holders. When a U.S. Holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new security as in the old note immediately before the exchange.

  Taxation of Interest

        We believe the notes will be treated as debt for U.S. income tax purposes. The payment of stated interest on the notes will be includable in a U.S. Holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of tax accounting. Interest paid to us on the notes constitutes income from sources outside the United States. Prospective purchasers should consult their tax advisers concerning the applicability of the foreign tax credit and source-of-income rules to income attributable to the notes.

        Potential contingent payment debt treatment.    In certain circumstances, we may be obligated to pay U.S. Holders amounts in excess of the stated interest and principal payable on the notes. For example, in the event of a change of control, the holders of notes will have the right to require us to purchase their notes at 101% of their principal amount plus accrued and unpaid interest. The obligation to make these payments may implicate the provisions of the Treasury regulations relating to "contingent payment debt instruments." If the notes were deemed to be contingent payment debt instruments,

U.S. Holders might, among other things, be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. U.S. Treasury regulations provide that the right of holders of the notes to require redemption of the notes upon the occurrence of a change of control will not create a contingent payment debt obligation, if, based on all the facts and circumstances as of the issue date, it is significantly more likely than not that a change of control giving rise to the redemption right will not occur. Nevertheless, the regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. U.S. Holders of the notes should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. We do not believe that the notes should be treated as contingent payment debt instruments, and we do not intend to treat them as such.

  Sale, Exchange or Redemption of the Notes

        A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of the notes equal to the difference between the amount realized on the sale, exchange or retirement of the notes and the U.S. Holder's adjusted tax basis in the notes. Any gain or loss recognized on the sale, exchange or retirement of notes, other than amounts attributable to accrued interest and market discount not previously included in the U.S. Holder's income, will generally be long-term capital gain or loss if the U.S. Holder has held the notes as capital assets for more than one year.

  Market Discount

        If a U.S. Holder purchases a note at initial issuance for an amount that is less than its issue price or purchases a note after initial issuance for an amount that is less than the stated principal amount of the note and in either case a de minimis exception does not apply, the difference will be treated as market discount. Under the market discount rules, the U.S. Holder will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the market discount the holder has not previously included in income and is treated as having accrued on the note at the time of its payment or disposition. In addition the U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expenses on any indebtedness attributable to the note.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue on a constant yield method. An election to accrue market discount on a constant yield method is to be made for the taxable year in which the U.S. Holder acquires the note; the election applies only to the tax treatment of the note and may not be revoked without the consent of the IRS. A U.S. Holder may also elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. An election to include market discount in income currently applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and is irrevocable. Investors should consult their tax advisors before making the elections described in this paragraph.

        Amortizable Bond Premium. A U.S. Holder of a note that purchases the note at a cost greater than its remaining redemption amount (as defined below) will be considered to have purchased the note at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant yield method, over the remaining term of the note. The "remaining redemption amount" for a note is the total of all future payments to be made on the note. Such election, once made, generally applies to all bonds held by the U.S. Holder at the beginning of the first taxable year to which the election applies and to all bonds thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period.

  Information Reporting and Backup Withholding

        Backup withholding and information reporting requirements may apply to certain payments of principal and interest on a note and to certain payments of proceeds of the sale or retirement of a note. We, our agent, a broker or any paying agent, as the case may be, will be required to withhold U.S. federal income tax from any payment that is subject to backup withholding if the holder fails to furnish a taxpayer identification number, to certify that the holder is not subject to backup withholding, or otherwise to comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

        Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof to a holder of a note who has provided the required certification under penalties of perjury that it is not a U.S. Holder or has otherwise established an exemption, provided that neither we nor our agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not satisfied.

        Any amount withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, so long as the required information is provided to the IRS. Generally, we are required to report to the holder of the note and to the IRS the amount of the tax withheld, if any, relating to these payments, and we will report these payments to the holder and IRS annually.

Luxembourg Tax Considerations

        The following summary does not pertain to any laws other than the tax laws of the Grand-Duchy of Luxembourg in force and in effect as at the date of this prospectus. Terms and expressions as used in this summary have the meaning attributed to them under Luxembourg domestic tax law.

        This summary is intended for general information only and, as such, does not consider all tax considerations that may be relevant for investors in the exchange offer. Moreover, it does not apply to investors that may be subject to specific tax treatments, including Luxembourg expatriates, insurance companies, tax-exempt organizations and financial institutions.

        As used herein, a Luxembourg holder is a beneficial owner of notes, who is, for Luxembourg income tax purposes:

  •
  an individual, resident in Luxembourg; or

  •
  a corporation, which has its registered seat or its principal place of business in Luxembourg.

        Non-residents (i.e. not defined as a Luxembourg holder) may be subject to Luxembourg income tax, under specific Luxembourg tax provisions.

        All holders are advised to consult their own tax advisers in relation to the tax consequences of the exchange offer in the light of their particular situation as well as any consequences arising under the laws of any other jurisdiction. All holders are advised to seek tax advice individually in order to determine whether these transactions could be done in a tax neutral way in the light of their particular tax situation.

  Taxation of the exchange of existing notes for new notes

  Luxembourg resident holders

        Corporate holders should be subject to Luxembourg income tax at ordinary tax rates on all for tax purposes recognized capital gains (including foreign exchange results) realized on the exchange of the notes. There should only be a foreign exchange gain/loss as the principal amount of the old notes and of the new notes is identical. Any foreign exchange gain will be taxable whereas any foreign exchange loss will be tax deductible.

        For individuals, capital gains (including foreign exchange results) realized on the exchange of the notes within six months after their acquisition may be fully taxable (except when the total "speculation profit" is lower than €500 for the year) at ordinary rates. Should these capital gains be realized after this six-month period, the capital gains may be exempt from income taxes. Similarly to the corporate holders, there should only be a foreign exchange gain/loss as the principal amount of the old notes and of the new notes is identical. Any foreign exchange gain will be taxable (except when the exchange of the notes takes place after a six-month period as from the acquisition of the old notes) whereas any foreign exchange loss will be tax deductible (except when the exchange of the notes takes place after a six-month period as from the acquisition of the old notes), within the same category of income up to certain limits.

  Luxembourg non-resident holders

        Luxembourg non-resident holders, corporate or individuals, will not be subject to Luxembourg income tax on the realization of capital gains (including foreign exchange results) on the exchange of old notes for new notes, to the extent that these are not attributable to the business income of a permanent establishment located in Luxembourg. In the latter case, any gain realized will be taxable at ordinary income tax rates.

Taxes on income from new notes

  Interest income

        Noteholders will not become resident, or be deemed to be resident, in Luxembourg by reason only of being the holder of the notes.

        Noteholders resident in Luxembourg who are fully taxable, or non-resident noteholders who have a permanent establishment (or a fixed basis) in Luxembourg with which the holding of the notes is connected, must for Luxembourg income tax purposes include any interest received in their taxable income. Such noteholders will not be liable for any Luxembourg income tax on repayment of principal.

        Noteholders who are non-residents of Luxembourg and who do not hold the notes through a permanent establishment (or a fixed basis) in Luxembourg are not liable to Luxembourg income tax on:

  (i)
  payments of principal or interest, or

  (ii)
  accrued but unpaid interest, or

  (iii)
  payments received upon redemption, repurchase or exchange of the notes, or

  (iv)
  capital gains on the sale of any notes.

  Withholding Tax

        Under Luxembourg tax laws currently in effect, there is no withholding tax for resident and non-resident noteholders on payments of principal or interest, or on accrued but unpaid interest, nor is any Luxembourg withholding tax payable on payments received upon redemption, repurchase or exchange of the notes. However, see "EU Directive on the Taxation of Savings Income in the Form of Interest Payments (Directive 2003/48/EC)".

  Capital gains

        Individual Luxembourg resident noteholders are not subject to taxation on capital gains upon the disposal of the notes unless the disposal of the notes precedes the acquisition of the notes or the notes are disposed of within six months of the date of acquisition of these notes. Upon a repurchase, redemption or exchange of the notes, individual Luxembourg resident noteholders may however be required to include the portion of the repurchase, redemption or exchange price corresponding to accrued but unpaid interest in their taxable income.

        A corporate entity, or société de capitaux, which is a Luxembourg resident noteholder, or a non-resident that has a Luxembourg permanent establishment to which the notes are attributed will need to include in its taxable income the difference between the sale, repurchase, redemption or exchange price (including accrued but unpaid interest) and the lower of cost or book value of the notes sold, repurchased, redeemed or exchanged. These noteholders should not be liable for any Luxembourg income tax on repayment of principal upon repurchase, redemption or exchange of the notes. Special rules may apply to certain types of investors.

        Luxembourg non-resident holders, corporate or individuals, will not be subject to Luxembourg income tax on the realization of capital gains (including foreign exchange results) on the transfer of the notes, to the extent that these are not attributable to the business income of a permanent establishment located in Luxembourg. In the latter case, all income will be taxable at ordinary income tax rates.

  Other Taxes

        Luxembourg net wealth tax will not be levied on a noteholder, unless:

  (i)
  such noteholder is resident in Luxembourg for the purpose of the relevant legal provisions; or

  (ii)
  the notes are attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in Luxembourg.

        There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by a noteholder as a consequence of the issuance of the notes, nor will any of these taxes be payable as a consequence of a subsequent transfer or redemption or repurchase of the notes.

        There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the notes or in respect of the payment of interest or principal under the notes or the transfer of the notes. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to Millicom International Cellular S.A., if for Luxembourg value added tax purposes such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

        Luxembourg gift or inheritance taxes will not be levied on the transfer of a note by way of gift by, or on the death of, a noteholder unless:

  (i)
  the noteholder is, or is deemed to be, resident in Luxembourg, for the purpose of the relevant provisions; or

  (ii)
  the transfer is construed as an inheritance or as a gift made by or on behalf of a person who, at the time of death or gift, is, or is deemed to be, resident in Luxembourg for the purpose of the relevant provisions; or

  (iii)
  such note is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in Luxembourg; or

  (iv)
  the gift is registered in Luxembourg, which is not mandatory.

        EU Directive on the Taxation of Savings Income in the Form of Interest Payments
(Directive 2003/48/EC)

        On June 3, 2003, the Council of the European Union adopted a directive on the taxation of savings income (Directive 2003/48/EC, hereafter the "Directive") under which each member state of the European Union (hereafter "Member State") will generally be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to or for an individual (hereafter the "Beneficiary") resident in that other Member state. Exceptionally (and for a transitional period only, which will end after agreement on exchange of information is reached between the European Union and certain non-European Union States), Belgium, Luxembourg and Austria will instead be required to impose a withholding tax (at a rate of 15 percent during the first three years from the date of application of the Directive, at a rate of 20 percent for the subsequent three years and at a rate of 35 percent thereafter) on such payments unless the Beneficiary authorizes the person making the payment to report the payment or presents a certificate from the relevant tax authority establishing tax exemption therefrom. The Directive will, subject to certain conditions being satisfied, apply from January 1, 2005. A draft law to implement the Directive in Luxembourg law has recently been deposited at the Luxembourg Parliament but has not yet become law. However, it is likely that payments of interest to individual beneficial owners who are residents of a European Union Member State will be subject to these provisions for payments under the Notes made on or after January 1, 2005.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers.

        New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

  •
  in the over-the-counter market,

  •
  in negotiated transactions,

  •
  through the writing of options on the new notes, or

  •
  a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

        Any resale may be made

  •
  directly to purchasers or

  •
  to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

        Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

Selling Restrictions

        Some jurisdictions may have restrictions on the distribution of this prospectus and the offer of the new notes in such jurisdictions. Because no action has been taken to permit a public offer of the new notes or the possession or distribution of this prospectus in any jurisdiction other than the United States, the new notes may not be offered or sold, and this prospectus may not be distributed, except in accordance with the legal requirements applicable in such jurisdiction.

        We require persons possessing this prospectus to inform themselves of and observe these restrictions. We do not accept any legal responsibilities for any violation by any person, whether or not a prospective purchaser of the new notes.

        This prospectus is not an offer to sell or a solicitation of an offer to buy any security other than the notes. It does not constitute an offer to sell or a solicitation of an offer to buy any of the notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person.

LEGAL MATTERS

        Davis Polk & Wardwell will pass upon certain matters of United States Federal law and New York State law for us, including the validity of the new notes. The validity of the new notes, as well as other matters of Luxembourg law, will be passed upon for us by Linklaters Loesch. Certain legal matters with respect to United States Federal tax law and Luxembourg tax law will be passed upon for us by Foley Hoag LLP and Ernst & Young, respectively.

EXPERTS

        The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.àr.l., independent auditors, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Our Articles of Association contain provisions in accordance with which we indemnify our directors for the carrying out of their duties. There are no Luxembourg laws under which any controlling person or director is or is to be insured or indemnified against liability which they may incur in their capacity as such. Our officers and employees who have a Luxembourg law governed employment contract do not normally incur personal liability for any acts they carry out for us, we being liable for these acts.

        The Registration Rights Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of directors and officers of Millicom International Cellular S.A. by the initial purchasers against certain liabilities.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Document
1	Registration Rights Agreement dated as of November 24, 2003 among Millicom International Cellular S.A. and Morgan Stanley & Co. International Limited, Citigroup Global Markets Limited, Credit Suisse First Boston (Europe) Limited and Deutsche Bank AG London, as Initial Purchasers†
3	Memorandum and Articles of Association and bylaws of Millicom International Cellular S.A.‡
4.1	Indenture, dated as of November 24, 2003 between Millicom International Cellular S.A. and the Trustee†
4.2	Form of Note (included in Exhibit 4.1)†
5.1	Opinion of Davis Polk & Wardwell with respect to the new securities*
5.2	Opinion of Linklaters Loesch with respect to the new securities*
8.1	Opinion of Foley Hoag LLP as to certain tax matters*
8.2	Opinion of Ernst & Young as to certain tax matters*
12	Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Company†
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)*
23.2	Consent of Linklaters Loesch (contained in their opinion filed as Exhibit 5.2)*
23.3	Consent of PricewaterhouseCoopers S.à r.l.
23.4	Consent of Foley Hoag LLP (contained in their opinion filed as Exhibit 8.1)*
23.5	Consent of Ernst & Yong (contained in their opinion filed as Exhibit 8.2)*
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1*
99.1	Form of Letter of Transmittal†
99.2	Form of Notice of Guaranteed Delivery†
99.3	Form of Letter to Clients†
99.4	Form of Letter to Nominees†
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner†

†
Previously filed.

‡
Incorporated by reference to Millicom International Cellular S.A.'s Annual Report on Form 20-F filed April 30, 2004.

*
To be filed by an amendment to this registration statement.

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)
The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

(f)
The undersigned hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Millicom International Cellular S.A. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Grand Duchy of Luxembourg, on May 10, 2004.

MILLICOM INTERNATIONAL CELLULAR S.A
By:	/s/ BRUNO NIEUWLAND Bruno Nieuwland Chief Financial Controller
By:	/s/ MARC BEULS Marc Beuls President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc Beuls and John Ratcliffe, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MARC BEULS Marc Beuls	Principal Executive Officer	May 10, 2004
/s/ BRUNO NIEUWLAND Bruno Nieuwland	Principal Financial Officer and Controller	May 10, 2004
* Vigo Carlund	Director	May 10, 2004
* Ernest Cravatte	Director	May 10, 2004

* Lars-Johan Jarnheimer	Director	May 10, 2004
* Daniel Johannesson	Director	May 10, 2004
* Raymond Kirsch	Director	May 10, 2004
* Michel Massart	Director	May 10, 2004
* Cristina Stenbeck	Director	May 10, 2004
* Edward Doyle	Authorized Representative in the United States	May 10, 2004
*By:	/s/ MARC BEULS Marc Beuls Attorney-in-fact

Exhibit No.	Document
1	Registration Rights Agreement dated as of November 24, 2003 among Millicom International Cellular S.A. and Morgan Stanley & Co. International Limited, Citigroup Global Markets Limited, Credit Suisse First Boston (Europe) Limited and Deutsche Bank AG London, as Initial Purchasers†
3	Memorandum and Articles of Association and bylaws of Millicom International Cellular S.A.††
4.1	Indenture, dated as of November 24, 2003 between Millicom International Cellular S.A. and the Trustee†
4.2	Form of Note (included in Exhibit 4.1)
5.1	Opinion of Davis Polk & Wardwell with respect to the new securities*
5.2	Opinion of Linklaters Loesch with respect to the new securities*
8.1	Opinion of Foley Hoag LLP as to certain tax matters*
8.2	Opinion of Ernst & Young as to certain tax matters*
12	Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Company†
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1)*
23.2	Consent of Linklaters Loesch (contained in their opinion filed as Exhibit 5.2)*
23.3	Consent of PricewaterhouseCoopers S.à r.l.
23.4	Consent of Foley Hoag LLP (contained in their opinion filed as Exhibit 8.1)*
23.5	Consent of Ernst & Yong (contained in their opinion filed as Exhibit 8.2)*
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1*
99.1	Form of Letter of Transmittal†
99.2	Form of Notice of Guaranteed Delivery†
99.3	Form of Letter to Clients†
99.4	Form of Letter to Nominees†
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner†

†
Previously filed.

††
Incorporated by reference to Millicom International Cellular S.A.'s Annual Report on Form 20-F filed April 30, 2004.

*
To be filed by an amendment to this registration statement.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
THE EXCHANGE OFFER
SUMMARY DESCRIPTION OF THE NOTES
OUR COMPANY
SUMMARY FINANCIAL AND OPERATING DATA
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Consolidated Statement of Profit and Loss for the Year Ended December 31, 2003
Notes to the unaudited pro forma condensed consolidated statements of profit and loss for the year ended December 31, 2003
DESCRIPTION OF THE NOTES
12 month period commencing December 1 in Year
FORM, BOOK-ENTRY PROCEDURES AND TRANSFER
THE EXCHANGE OFFER
CERTAIN TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES